EXHIBIT 2.1

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K.  [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DATE: 27 MARCH 2021

SHARE purchase agreement

ENTERED INTO BETWEEN

Cidron Delfi S.à r.l.,

Itiviti Invest V AB

Itiviti Intressenter AB,

and

The Individual MIP sellers

as THE sellers

and,

BROADRIDGE SWEDEN HOLDINGS AB,

AS THE BUYER

AND

the Buyer’s guarantor,

Regarding the sale and purchase of THE ENTIRE ISSUED SHARE CAPITAL OF

Itiviti Holding AB

160 Queen Victoria Street

London EC4V 4QQ, UK

Tel:  +44 (0) 20 7184 7000

Fax:  +44 (0) 20 7184 7001

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11	Tax information	35

12	Undertakings	35

13	Announcements and confidentiality	36
	Announcements	36
	Confidentiality	36

14	Guarantee	38

15	Protection of the interests of the Buyer	39

16	Notices	39
	Service of notices	39

17	General	40
	Further assurances	40
	Termination	41
	Costs	41
	Assignment	41
	Variation	42
	Rights of third parties	42
	Entire agreement	42
	Inconsistency	43
	Remedies	43
	Waiver	43
	Severance	43
	Counterparts and duplicates	43
	Individual MIP Sellers’ Representative	43
	Governing Law	44
	Jurisdiction	44
	Agent for service of process	44

SCHEDULE 1 The Sellers and the Shares

SCHEDULE 2 Conduct of business prior to Closing		51

SCHEDULE 3 Closing Obligations

SCHEDULE 4 Briefing Paper

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Agreed Form Documents

Agreements to be entered into or provided on the date of this Agreement (simultaneously with delivery of this Agreement):

1.	W&I Policy.

2.	Disclosure Letter.

3.	Management Warranty Deed.

4.	VDD Reliance Letters.

5.	Buyer’s Announcement.

6.	Institutional Seller’s Announcement.

7.	Confirmation by email from CSI that ISDA Agreements are terminable by the Target Group on Closing and quoting a fixed redemption amount for such termination at the estimated Closing Date specified by the Buyer.

8.	The PrefCo Buyback Agreement and PrefCo Buyback Ancillaries (in a form which states that the amount payable will be equal to the Redemption Amount in the PrefCo Investment Agreement, and the PrefCo Shareholders) will accordingly immediately and unconditionally transfer their PrefCo shares as contemplated thereby on Closing upon receipt of the PrefCo Pay-Off Amount.

9.	Evidence that the Buyer is authorised to execute this Agreement and any other Transaction Document to which it is a party and all requisite corporate authorities.

10.	The Buyer’s Guarantor's evidence that it is authorised to execute this Agreement and any other Transaction Document to which it is a party and all requisite corporate authorities.

11.	Evidence that each Seller is authorised to execute this Agreement and any other Transaction Document to which it is a party.

Agreed form documents to be entered into on Closing

1.	Resolution of extraordinary general meeting to be held in the Target, Itiviti AB and Itiviti Group Holding AB.

2.	Termination agreements in respect of all arrangements (if any) between a Target Group Company and any member of a Seller’s Group in respect of any management, advisory or monitoring fees.

3.	A resignation letter from each of Fredrik Näslund, Emil Anderson and Per Larsson resigning from their respective offices with each Target Group Company and from any other person which the Buyer requires to resign from his/her office as a director and/or secretary and/or officer of each Target Group Company where he/she holds any such office.

4.	The Deed of Release.

5.	The share register of the Target, duly updated to reflect all relevant transfers of Shares in connection with the Pre-Closing Restructuring, and with the relevant transferees of those Shares having been entered in that share register as the owners of those Shares.

6.	The share register of Itiviti PreferenceCo AB updated to reflect the repurchase of the PrefCo Shares by Itiviti PreferenceCo AB pursuant to the PrefCo Buyback Agreement and the PrefCo Buyback Ancillaries.

7.	Share register of the Target showing the Buyer as the owner of all issued shares representing the whole of the issued and allotted share capital of the Target.

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Date: 27 March 2021

Parties

(1)

CIDRON DELFI S.À.R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg having its registered office at 8 Rue Lou Hemmer, L-1748, Findel, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés under number B.157774 (the “Institutional Seller”);

(2)

ITIVITI INVEST V AB, a private limited liability company incorporated and existing under the laws of Sweden having its registered office at C/o Itiviti AB, Box 7742, 103 95 Stockholm, Sweden, registered with the Swedish Companies Registration Office under number 559172-2219 (the “MIP Seller”);

(3)

ITIVITI INTRESSENTER AB, a private limited liability company incorporated and existing under the laws of Sweden having its registered office at C/o Itiviti Group AB, Box 7742, 103 95 Stockholm, Sweden, registered with the Swedish Companies Registration Office under number 556964-1045 (the “KIP Seller”);

(4)

THE INDIVIDUALS whose names and addresses are set out in columns (1) and (2), respectively, of Part A of Schedule 1 (the “Individual MIP Sellers” and together with the Institutional Seller, the MIP Seller and the KIP Seller, the “Sellers”);

(5)

BROADRIDGE SWEDEN HOLDINGS AB a private limited liability company incorporated under the laws of Sweden having its registered office at Box 270, S-851 04 Sundsvall, Sweden, registered with the Swedish Companies Registration Office under number 559301-7386 (the “Buyer”); and

(6)	BROADRIDGE FINANCIAL SOLUTIONS, INC. of 5 Dakota Drive, Suite 300, Lake Success, NY 11042 (the “Buyer’s Guarantor”).

Introduction

(A)	The Target Group carries on the Business. The Shares constitute the entire issued share capital of the Target.

(B)	The Sellers have agreed to sell the Shares and to assume the obligations imposed on the Sellers under this Agreement.

(C)	The Buyer has agreed to purchase the Shares, to perform and comply with its obligations as set out in clause 7 and Schedule 3 and to assume the other obligations imposed on the Buyer under this Agreement.

(D)	The Buyer’s Guarantor has agreed to guarantee the obligations of the Buyer under this Agreement.

(E)	In connection with the transactions contemplated by this Agreement, the Management Warrantors and the Buyer have agreed to enter into the Management Warranty Deed on the date of this Agreement.

(F)	In consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1	Definitions and Interpretations

Definitions

1.1	In this Agreement, unless the context requires otherwise, the capitalised terms set out below have the following meanings:

“2019 Accounts”	the audited consolidated annual accounts of Itiviti Group Holding AB and the audited entity annual accounts of each of Itiviti Holding AB, Itiviti AB and Itiviti PreferenceCo AB each as at and for the period ended on 31 December 2019;

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“2020 Accounts”	the audited consolidated annual accounts of the Target (and the Target Group) as at and for the period ended on 31 December 2020;

“Accounts”	the 2019 Accounts or the 2020 Accounts;

“Accounts Date”	31 December 2019, or 31 December 2020 once the 2020 Accounts have been audited and approved;

“Agreed Rate”	for the period up to and including 10 May 2021, 1.72 per cent. per annum and for the period following 10 May 2021, 4 per cent. per annum;

this “Agreement”	this share purchase agreement, including the Introduction and the Schedules, as amended, supplemented, modified or restated from time to time;

“Alternative Financing”	has the meaning given in Clause 9.3(h);

“AO Agreements”	collectively, the agreements pursuant to which NYFIX Inc. has made an investment in Alpha Omega Financial Systems, Inc., as amended from time to time;

“Business”	the business conducted by the Target Group on the date of this Agreement;

“Business Day”	any day that is not a Saturday or Sunday or a public holiday on which banks are generally open for business in the Luxembourg, Sweden or the United Kingdom;

“Buyer”	has the meaning given in the Introduction;

“Buyer’s Announcement”	the public announcement to be made by the Buyer in the agreed form relating to the signing of the Transaction;

“Buyer’s Antitrust Solicitors”	Covington & Burling LLP of 265 Strand, Holborn, London WC2R 1BH, United Kingdom;

“Buyer’s Group”	the Buyer and its connected persons, and references to its “group” shall be construed accordingly, which shall include (for the avoidance of doubt) the Target Group following Closing;

“Buyer’s Guaranteed Obligations”	has the meaning given in Clause 14.1;

“Buyer’s Guarantor”	has the meaning given in the Introduction;

“Closing”	completion of the sale and purchase of the Shares, and the Parties’ compliance with their obligations pursuant to Clause 7;

“Closing Date”	the date on which Closing is to take place, determined in accordance with Clause 7.1;

“Competition Condition”	has the meaning given in Clause 4.1;

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“Competition Filings”	has the meaning given in Clause 4.2(a);

“Confidential Information”	with respect to any person, all information of a confidential or proprietary nature (whether or not specifically labelled or identified as “confidential”), in any form or medium, that relates to the products, financial condition, services or research or development of such person or their respective suppliers, distributors, customers, independent contractors or other business relations, including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, distribution, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, that person’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property;

“Confidentiality Agreement”	the confidentiality agreement dated 28 October 2020 and made between Broadridge Financial Solutions, Inc., Nordic Capital CV1 Limited (acting in its capacity as general partner to Nordic Capital CV1 Alpha, L.P. and Nordic Capital CV1 Beta, L.P.) and Itiviti Group Holding AB;

“Consideration”	has the meaning given in Clause 3.1;

“D&O Policy”	has the meaning given in Clause 12.1;

“Data Room”	the ‘Project Iconic’ data room operated by Intralinks to which the Buyer's deal team had been given access between 6 March 2021 and 25 March 2021, containing the documents listed in the Data Room Index;

“Data Room Index”	the index to the Data Room in the agreed form (as included as Schedule 2 of the Disclosure Letter);

“Debt Pay-Off Amount”	the amount specified in the Indebtedness Schedule required on Closing to discharge all amounts owed by the Target Group under the Existing Facilities (including any fees, costs, expenses, principal and interest and any other amounts owing), the Hedging Agreements (as defined in the Existing Facilities), the Hedging Transactions (as defined in the Intercreditor Agreement) and any other associated hedging arrangements and to release all Transaction Security (as defined in the Intercreditor Agreement) and any other guarantees and security (however described) in relation to the Existing Facilities;

“Deed of Release”	a deed of release in respect of, amongst other things, the termination, cancellation and prepayment of all Facilities (under and as defined in) the Existing Facilities, the Hedging Agreements (as defined in the Existing Facilities), the Hedging Transactions (as defined in the Intercreditor Agreement), any other associated hedging arrangements, any Ancillary Facility, the release, discharge and reassignment (as applicable) of any and all ‘Transaction Security’ (as such term is defined in the Intercreditor Agreement) and the revocation of any power of attorney granted under any Existing Facility;

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“Disclosed”	fairly disclosed to the Buyer with sufficient detail as would enable a reasonable buyer to identify the nature and scope of the matter disclosed;

“Disclosure Documents”	the documents in the Data Room and all documents appended to the Disclosure Letter;

“Disclosure Letter”	the letter dated the same date as this Agreement from the Management Warrantors to the Buyer together with the Disclosure Documents;

“Encumbrance”	any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct or other security interest of any nature whatsoever, right of first refusal, right of pre-emption, retention of title arrangement or other third party right, interest or claim of any kind, or any agreement, arrangement or obligation to create any of the foregoing;

“EV to Equity Bridge”	the enterprise value to equity value bridge relating to the Transaction in the agreed form;

“Existing Facilities”	the third party financial indebtedness of the Target Group pursuant to the First Lien Facilities Agreement and the Second Lien Facility Agreement;

“Existing Shareholder Debt”	the indebtedness incurred (in SEK) pursuant to (i) a loan agreement between Itiviti AB and Cidron Delphi Limited dated 12 January 2016 (the “2016 Loan”), and (ii) a loan agreement between Itiviti AB and Cidron Delfi Limited dated 11 January 2017 (the “2017 Loan”), each as amended by an extension letter between the parties dated 3 January 2019 (including all accrued interest thereon), which as at the date of this Agreement is estimated to be: (y) SEK16,165,888.93 in outstanding principal and SEK265,740.64 in outstanding interest in respect of the 2016 Loan and (z) SEK14,965,377.95 in outstanding principal and SEK249,286.30 in outstanding interest in respect of the 2017 Loan, and which will continue to accrue until Closing at a rate of 8% per annum unless payments are made prior to Closing;

“Existing Shareholder Debt Pay-Off Amount”	the amount in SEK required on Closing to discharge the Existing Shareholder Debt;

“Financing”	means the debt financing contemplated by the Financing Agreements;

“Financing Agreements”	has the meaning given in Clause 9.2;

“Financing Letter”	has the meaning given in Clause 9.2;

“Financing Sources”	means the persons that have provided or committed to provide the Financing, and the parties to any Financing Agreements, or loan, underwriting, purchase, placement, escrow, or similar agreements related to any Financing, and the respective affiliates, successors and assigns of the foregoing;

“First Lien Facilities Agreement”	means the EUR denominated facilities agreement dated 13 March 2018 between Itiviti Group Holding AB (as Parent and Original Guarantor), Itiviti Group AB (as Original Borrower and Original Guarantor), Credit Suisse International, DNB Bank ASA, Sweden Branch, UBS Limited and UniCredit Bank AG, London Branch (as Arrangers) and Credit Suisse International (as Facility Agent and Security Agent);

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“GAAP”	means United States generally accepted accounting principles;

“Governmental Authority”	any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Guarantee Beneficiaries”	has the meaning given in Clause 14.1;

“IFRS”	means the International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies as endorsed by the European Union;

“Indebtedness Schedule”	has the meaning given in Clause 5.6;

“Institutional Seller’s Announcement”	the public announcement to be made by the Institutional Seller in the agreed form relating to the signing of the Transaction;

“Intellectual Property”	trademarks, service marks, trade names, domain names, trade dress, logos, patents, inventions, registered and unregistered design rights, copyrights, database rights and all other similar rights in any part of the world (including know-how) including any registration of such rights and applications for such registrations;

“Intercreditor Agreement”	the intercreditor agreement between, amongst others, Credit Suisse International as original first lien agent, Elavon Financial Services DAC, UK Branch as original second lien agent, the Financial Institutions (defined therein), Itiviti PreferenceCo AB as the original investor, Itiviti Group Holding AB as the parent, Itiviti Group AB as the company dated 13 March 2018;

“Interest Payment Amount”	an amount equivalent to interest at the Agreed Rate, from (and excluding) the Locked Box Date to (and including) the Closing Date, on an amount equal to (A) less ((B) + (C)) where (A) is the amount set out in Clause 3.1(a), (B) is the amount (if any) referred to in Clause 3.1(c) and (C) is the amount (if any) referred to in Clause 3.1(d), such amount to accrue daily, as notified in the Indebtedness Schedule;

“Law”	with respect to any person, any legislation or other governmental, federal, provincial, state, local or municipal law (including common law), ordinance, regulation, rule, code, injunction, judgment, determination, directive or treaty applicable to such person;

“Leakage”	(a)	any dividend or other distribution of capital, income or profit declared or paid or any repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) by a Target Group Company to any Seller or any Related Person of a Seller;

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(b)

any payments (including any management, monitoring, service or directors’ fees, bonus or other compensation) made by a Target Group Company to, or assets or rights or other benefits or interest in the same transferred to or liabilities (actual or contingent, including by giving of a guarantee) assumed, indemnified or incurred by a Target Group Company for the benefit of, any Seller or any Related Person of a Seller (including with respect to any share capital or other securities of a Target Group Company);

(c)	the waiver by a Target Group Company of any amount, liability or obligation owed to that Target Group Company by any Seller or any Related Person of a Seller;
(d)

the payment of any Seller Transaction Expenses by a Target Group Company for the benefit of any Seller or any Related Person of a Seller to the extent that such Seller Transaction Expenses are not included in the Indebtedness Schedule;

(e)	the payment of any non-recoverable Tax incurred or paid by a Target Group Company as a result of those matters set out in paragraphs (a) to (d) above; and
(f)	any agreement to do any of the matters referred to in any of (a) to (e) above,

other than any Permitted Leakage Payment and, in each case, net of: (i) any amount in respect of VAT which is recoverable as input tax by a Target Group Company; and (ii) the amount of any Tax credit or benefit obtained or actually obtainable by any member of the Buyer’s Group or the Target Group (including a Tax reduction or the creation or the increase of carried back or forward Tax losses) as a result of any Leakage that is used by or actually available to any member of the Buyer’s Group or Target Group;

“Leakage Amount”	has the meaning given in Clause 3.3;

“Leakage Claim”	has the meaning given in Clause 8.2(a);

“Leakage Dispute”	has the meaning given in Clause 8.4;

“Leakage Expert”	has the meaning given in Clause 8.4;

“Loan Agreements”	has the meaning given in Clause 9.2;

“Locked Box Accounts”	the unaudited consolidated balance sheet of the Target Group as at the Locked Box Date;

“Locked Box Date”	31 December 2020;

“Long Stop Date”	15 June 2021;

“Management Covenantors”	each of the [***]

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“Management Warrantor”	each of Robert Mackay, Peter van Tiggelen, Linda Middleditch and Anil Shah;

“Management Warranty Deed”	the deed pursuant to which the Management Warrantors give certain warranties and a tax indemnity to the Buyer in relation to the Target Group and the Business, entered into on the date of this Agreement;

“Material Contracts”	the top 20 customer contracts of the Target Group as identified by Management Warrantors and provided as part of the Disclosure Documents and the means the top 20 supplier contracts of the Target Group as identified by Management Warrantors and provided as part of the Disclosure Documents;

“Merger Regulation”	has the meaning given in Clause 4.1;

“National Competition Authorities”	Governmental Authorities which are relevant to the Competition Condition;

“Nordic Advisor”	any Nordic Capital entity which from time to time advises or manages Nordic Capital Funds;

“Nordic Capital Fund”	any fund entity (including any limited partnership) advised or managed from time to time by a Nordic Advisor, but for this purpose not including any investor or limited partner or equivalent in any such fund or limited partnership;

“Nordic Capital Fund Entity”	any company or other entity which is (directly or indirectly) owned and controlled by any Nordic Capital Fund and which is not a Nordic Capital Fund Portfolio Entity;

“Nordic Capital Fund Portfolio Entity”	any portfolio company of any Nordic Capital Fund;

“Normal Business Hours”	has the meaning given in Clause 16.3;

“Parties”	the Sellers, the Buyer and the Buyer’s Guarantor;

“Permitted Encumbrances”	(a)	security interests securing liabilities which are reflected or reserved against in the Accounts or the Locked Box Accounts to the extent so reflected or reserved in each case that will not be released in full on Closing;

	(b)	Encumbrances for Taxes, assessments and other governmental charges (i) not yet due, payable or delinquent or (ii) being contested in good faith by appropriate proceedings;

	(c)	Encumbrances arising out of or imposed in the ordinary course of business pursuant to Law applicable to the relevant industry in any territory in which the Business is carried out or by any Governmental Authority with jurisdiction over the regulation of the activities of the Target Group in the applicable territory;

	(d)	statutory liens arising out of operation of Law with respect to a liability incurred in the ordinary course of business;

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	(e)	mechanic’s, contractor’s, and similar liens arising or incurred in the ordinary course of business for amounts not yet due and payable or delinquent or which are being contested in good faith by appropriate proceedings;

	(f)	security interests securing rental payments under capital lease arrangements;

	(g)	zoning, building codes and other land use Laws regulating the use or occupancy of property or the activities conducted thereon which are imposed by any governmental, administrative or regulatory body which are not violated by the current use or occupancy of such property;

	(h)	easements, rights, covenants, conditions and restrictions of record;

	(i)	with respect to any contracts or agreements, the express terms and conditions set out in such contracts or agreements;

	(j)	Encumbrances that will be discharged on or prior to Closing; and

	(k)	other imperfections of title or Encumbrances, if any, that do not secure any obligation for borrowed money and, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued use and operation of the assets to which they relate in the operation of the Business as conducted as of the date of this Agreement;

“Permitted Leakage Payment”	(a)	any payment provided for, liability incurred or amounts agreed to be paid or payable under the terms of the Transaction Documents;

	(b)	any payment provided for, liability incurred or amounts agreed to be paid or payable or in connection with the Pre-Closing Reorganisation, which are not settled repaid or extinguished on or before Closing;

	(c)	payment of any amount accrued, provided for or Disclosed in the Locked Box Accounts or the EV to Equity Bridge;

	(d)	any payment for any services or other benefits (including the right to use products) between a Target Group Company on the one hand and any Nordic Capital Fund Portfolio Entity on the other hand, which is on an arms’ length basis and in the ordinary course of business;

	(e)	any repayment of the Existing Shareholder Debt set out in the Locked Box Accounts, together with interest which accrues thereon between the Locked Box Date and Closing (including for the avoidance of doubt the payment of the Existing Shareholder Debt Pay-Off Amount on Closing);

	(f)	the accrual and/or payment of emoluments, salaries, directors’ fees, pension contributions, expenses or bonuses made to employees, workers, directors, officers or consultants of any Target Group Company in the ordinary and usual course of business consistent with past practice, together with any Tax or social security costs or contributions thereon;

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(g)	any payment made or costs, liabilities or expenses incurred or to be made or incurred on behalf of any Target Group Company at the request of, or with the prior written consent of, the Buyer;

(h)	Director fees in the aggregate amount of EUR 21,000 per calendar month payable to directors employed by any member of the Institutional Seller’s group in respect of the period from the Locked Box Date to the Closing Date;

(i)	Transaction Bonuses up to the Transaction Bonus Amount;

(j)	any Tax incurred or paid as a result of the matters set out in paragraphs (a) to (i); and

(k)	any agreement to do any of the matters referred to in paragraphs (a) to (j) above;

“Pre-Closing Reorganisation”	the corporate reorganisation steps to be carried out after the date of this Agreement and before Closing as set out in the “Project Iconic” sell-side structuring memorandum prepared by Öhrlings PricewaterhouseCoopers AB dated 24 February 2021, together with all relevant associated documents and agreements that have been provided by the Sellers to the Buyer, strictly provided that no such implementation, steps, actions, undertakings, approvals or obligations of any kind may be approved or undertaken if they are not specifically described or recommended in either (a) that structuring memorandum; or (b) any relevant documents provided to the Buyer and approved in writing by the Buyer, such approval not to be unreasonably withheld, conditioned or delayed;

“Pre-Contractual Statement”	has the meaning given in Clause 17.12(b);

“PrefCo Articles”	the articles of association of Itiviti PreferenceCo AB which govern the PrefCo Shares;

“PrefCo Buyback Agreement”	the buyback agreement between Itiviti AB and the holders of the PrefCo Shares dated on or about the date of this Agreement;

“PrefCo Buyback Ancillaries”	the loan agreement between the Buyer and Itiviti AB in respect of the PrefCo Pay-Off Amount, the resolutions of Itiviti AB in respect of the entry into such loan agreement, the PrefCo Buyback Agreement and related actions, each (with the exception of the resolutions of Itiviti AB) in the agreed form;

“PrefCo Investment Agreement”	PrefCo Investment Agreement related to Itiviti PreferenceCo AB dated 13 March 2018, as amended by an amendment letter dated 18 July 2018;

“PrefCo Pay-Off Amount”	the amount, in USD, specified in the Indebtedness Schedule required on Closing to discharge amounts owed by the Target Group in relation to the PrefCo Shares pursuant to the PrefCo Investment Agreement;

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“PrefCo Shares”	the 65,000 preference shares issued by Itiviti PreferenceCo AB in accordance with the PrefCo Articles, which constitute all the preference shares of Itiviti PreferenceCo AB on the date of this Agreement and on Closing;

“Process Agent”	any agent for service of process appointed pursuant to Clause 17.31;

“Registered Intellectual Property Rights”	all Intellectual Property which is registered in the name of a Target Group Company anywhere in the world;

“Related Person”	in the case of a Seller, any members of that Seller's Group;

“Restricted Business”	[***]

“Second Lien Facility Agreement”	means the USD denominated facility agreement dated 13 March 2018 between Itiviti Group Holding AB (as Parent and Original Guarantor), Itiviti Group AB (as Original Borrower and Original Guarantor), Credit Suisse International, MV Private Debt CE S.à r.l., MV Private Debt GC S.à r.l., MV Private Debt OP1 S.à r.l., MV Private Credit E1 S.à r.l., MezzVest Luxembourg III S.à r.l and MezzVest Co-Invest Luxembourg III S.à r.l. (as Arrangers), Elavon Financial Services DAC, UK Branch (as Facility Agent) and Credit Suisse International (as Security Agent);

“Securities Act”	means the U.S. Securities Act of 1933, as amended;

“Sellers”	has the meaning given in the Introduction;

“Seller Claim”	any claim, proceeding, suit or action against a Seller or any member of a Seller’s Group in respect of any breach, warranty, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement or otherwise arising from, relating to or in connection with, the Transaction, other than a Leakage Claim;

“Seller Account”	such account as may be notified in writing by the Institutional Seller to the Buyer at least three (3) Business Days prior to Closing;

“Seller’s Group”	in relation to a Seller, that Seller and its connected persons from time to time, and references to its “group” shall be construed accordingly;

“Seller Guarantees”	any security, guarantee and indemnity given by or binding upon a member of a Seller’s Group in relation to or in connection with a liability of a Target Group Company;

“Sellers’ Antitrust Solicitors”	Baker & McKenzie LLP of 100 New Bridge St, London EC4V 6JA, United Kingdom;

“Sellers’ Solicitors”	Dechert LLP of 160 Queen Victoria Street, London, EC4V 4QQ, United Kingdom;

“Seller Transaction Expenses”	any professional fees, expenses or other costs of a Seller paid, incurred or owing directly in connection with the Transaction by the Target Group (to the extent not paid prior to the Locked Box Date), including 50% of the amount of the VDD Costs (being EUR1,253,777 plus any applicable Taxes on such amount), in each case excluding any recoverable VAT or other taxes payable by a Target Group Company in respect of payment of such fees, expenses or costs;

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“Senior Employee”	any employee, worker or director of the Target Group with a base salary of EUR 150,000 or more (or equivalent) per annum;

“Shares”	the preference shares of SEK 0.001 (rounded) and the ordinary shares of SEK 0.001 (rounded) each in the capital of the Target as set out in columns (3) and (4), respectively, of Part A (reflecting the position as at the date of this Agreement) and Part B (reflecting the position at Closing) of Schedule 1;

“Specified Financial Information”	has the meaning given in Clause 5.4(e);

“Surviving Provisions”	Clauses 1, 10, 13, 14, 15, 16 and 17;

“Target”	Itiviti Holding AB, a company incorporated in Sweden with registered number 559097-5776 whose registered office is at C/o Itiviti AB, Box 7742, 103 95 Stockholm, Sweden;

“Target Group”	together, the Target and its subsidiaries (and any one of them shall be a “Target Group Company”);

“Tax” or “Taxation”	all forms of taxation whether of Luxembourg, Sweden, the United Kingdom, France, the United States or elsewhere and whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, occupation, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all related penalties, charges, surcharges, fines, costs and interest relating thereto;

“Tax Authority”	any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration or collection of Taxation or enforcement of any Law in relation to Taxation;

“Tax Returns”	any report, declaration, return, information return, estimated Tax declaration, document or statement relating to Tax, including any schedule(s) or attachment(s) thereto and including any amendments thereof;

“Third Party Claim”	has the meaning given in Clause 10.20;

“Transaction”	the transaction contemplated by this Agreement;

“Transaction Bonus Amount”	the amount set out in the Indebtedness Schedule in relation to the Transaction Bonuses, which shall not exceed an aggregate amount equal to EUR 598,000;

“Transaction Bonuses”	certain bonuses to be paid in connection with the Transaction, which shall not exceed the Transaction Bonus Amount in aggregate;

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“Transaction Documents”	this Agreement, each document in the agreed form, any other document entered into by the Parties or to be entered into by the Parties pursuant to this Agreement, including the Management Warranty Deed, the Disclosure Letter and the Prefco Buyback Agreement;

“Transfer Taxes”	all transfer, documentary, stamp duty, sales, use, registration, filing, conveyance and any similar Taxes incurred in connection with the transactions contemplated under this Agreement, including any interest, penalty or addition thereto, other than VAT;

“VAT”	means, within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC, and elsewhere, any Taxation levied by reference to added value or sales and including any interest or penalties in respect thereof;

“VDD Costs”	the professional fees, expenses or other costs of any Seller or the Target Group paid, incurred or owing directly in connection with the preparation of the Vendor Due Diligence Reports, which total an aggregate amount equal to EUR2,507,553 plus any applicable Taxes on such amount;

“VDD Reliance Letters”	the reliance letters given by and to each of the VDD report providers referred to in items (a), (b), (d) and (e) of “Vendor Due Diligence Reports;

“Vendor Due Diligence Reports”	(a)	the ‘Project Iconic’ financial due diligence report prepared by Öhrlings PricewaterhouseCoopers AB dated 7 January 2021 further updated pursuant to an addendum dated 22 February 2021;
	(b)	the ‘Project Iconic’ tax due diligence report prepared by Deloitte AB dated 7 January 2021;
	(c)	the “Project Iconic” technology due diligence report prepared by BearingPoint on the Target Group dated 7 December 2020;
	(d)	the ‘Project Iconic’ commercial due diligence report prepared by Oliver Wyman dated January 2020; and
	(e)	the ‘Project Iconic’ legal due diligence report prepared by, amongst others, Dechert LLP dated 15 February 2021;

“Warranties”	the warranties given by the Sellers in Clause 9.1 and “Warranty” means any of them;

“Warranty Claim”	any claim, proceeding, suit or action against a Seller in respect of any breach of the Warranties or any of them; and

“W&I Policy”	the buy-side warranty and indemnity insurance policy issued by RSG Underwriting Managers Europe Limited in favour of the Buyer and dated on or around the date of this Agreement.

1.2	References to the “Parties” are to the parties to this Agreement, and each is a “Party”.

1.3	References to “Clauses” are to the Clauses of this Agreement.

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1.4	References to the “Introduction” and the “Schedules” are to the introduction and schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

1.5	Where any capitalised term is defined within a particular Clause in the body of this Agreement, that term shall bear the meaning ascribed to it in that Clause wherever it is used in this Agreement.

Interpretation

1.6	The table of contents and headings to Clauses and Schedules are included for ease of reference only, and are not to affect the interpretation of this Agreement.

1.7	In this Agreement, unless expressly stated otherwise:

(a)	the words “include” or “including” (or any similar term) are not to be construed as implying any limitation, and general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(b)	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

(c)	a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; provided that as between the Parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party;

(d)	save for the Existing Facilities, the Existing Shareholder Debt, the PrefCo Investment Agreement and any documents referred to in the definition of Debt Pay-Off Amount or otherwise referred to or used in the preparation of the Indebtedness Schedule any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(e)	a reference to a document “in the agreed form” means a form of document agreed by the Institutional Seller and the Buyer and signed by or on behalf of each of the Institutional Seller and the Buyer and/or initialled or confirmed electronically as being “in the agreed form” by the Sellers’ Solicitor and the Buyer’s Solicitor on behalf of the Institutional Seller and the Buyer respectively;

(f)	references to the time of day are to London Time;

(g)	references to “Euros”, “€” or “EUR” are references to the Euro, being the lawful currency of certain European Union member states;

(h)	references to “US Dollars”, “$” or “USD” are references to the United States Dollar, being the lawful currency of the United States of America;

(i)	references to “SEK” are references to the Swedish Krona, being the lawful currency of the Kingdom of Sweden;

(j)	any amounts required for the purposes of this Agreement to be translated from, any currency other than Euros, shall be translated into Euros in accordance with the prevailing rate of exchange as at the applicable date as quoted by Bloomberg as at such date;

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(k)	a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

(l)	a reference to a document or communication being “signed” by or on behalf of any person means signature in manuscript by that person or his duly authorised agent or attorney (which manuscript signature may be affixed and/or transmitted by email) and not any other method of signature;

(m)	any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, and any limited partnership or limited liability partnership wherever and however incorporated or established;

(n)	any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1169 of the Companies Act 2006 and any reference to a “parent undertaking” or a “subsidiary undertaking” means respectively a “parent undertaking” or “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Such references to an “undertaking”, a “subsidiary undertaking” or a “parent undertaking” shall be amended, where appropriate, by the Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008;

(o)	where any Clause of this Agreement refers to the knowledge or awareness of the Buyer it shall be deemed to the actual awareness (not the constructive, implied or imputed knowledge) of [***], having made no enquiries;

(p)	a person shall be deemed to be "connected" with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010; and

(q)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

2	Sale and purchase

Agreement to sell and purchase

2.1	On and subject to the terms of this Agreement, the Sellers sell, with full title guarantee free from Encumbrances (save for any Encumbrances that will be discharged on or prior to Closing), and the Buyer purchases, the Shares, together with all rights attached or accruing to such Shares as at the Closing Date.

2.2	Neither the Sellers nor the Buyer shall be obliged to complete the sale and purchase of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this Agreement.
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Waiver of pre-emption rights

2.3	Provided that such waiver shall be effective only as of Closing, the Sellers hereby irrevocably waive any and all rights in respect of the Shares that may have been conferred on the Sellers by the constitutional documents of the Target or otherwise, including:

(a)	any rights of redemption, pre-emption, first refusal or transfer;

(b)	any rights relating to the terms of transfer and/or the consideration, interest and/or dividends receivable for or on any Shares; and

(c)	any rights to acquire any Shares.

Management Warranty Deed

2.4	In connection with the transactions contemplated by this Agreement, the Management Warrantors and the Buyer have agreed to enter into the Management Warranty Deed at the same time as this Agreement.

3	Consideration

Amount

3.1	Subject to Clauses 3.3 and 3.4, the total consideration for the purchase of the Shares under this Agreement shall be an amount equal to the aggregate of:

(a)	EUR 1,510,737,000; plus

(b)	the Interest Payment Amount; less

(c)	the Transaction Bonus Amount; less

(d)	the amount (if any) of any Seller Transaction Expenses notified in the Indebtedness Schedule,

(the “Consideration”).

Consideration Settlement

3.2	The Consideration shall be satisfied at Closing by the payment in full by the Buyer of the Consideration in accordance in all respects with Clause 7. Payment of the Consideration in accordance with Clause 7 and Schedule 3 paragraph 1(b) shall be a good and valid discharge of the Buyer's obligations to pay the Consideration, and the Buyer shall not be concerned to see the application of the monies so paid.

Reduction in Consideration

3.3	If: (i) any Leakage occurs or otherwise comes to the attention of the Buyer at or prior to the date on which the Indebtedness Schedule is provided pursuant to Clause 5.6; and (ii) the relevant Seller agrees that such Leakage has occurred and the amount of such Leakage (a “Leakage Amount”), the Consideration to be paid at Closing to that relevant Seller shall be reduced by an amount equal to such Leakage Amount, which shall discharge that Seller’s obligation to make payment of such Leakage Amount, whether under Clause 8.2 or otherwise.

3.4	If any payment is to be made by a Seller to the Buyer in respect of any Seller Claim, the payment shall be made by way of adjustment of the Consideration paid by the Buyer under this Agreement and the Consideration shall be deemed to have been reduced by the amount of such payment.

4	Condition to Closing

Condition

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4.1	Closing shall be conditioned upon the expiration or early termination of any applicable waiting period (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), as amended (the “Competition Condition”).

Buyer assistance

4.2	The Buyer shall, at its sole cost (which shall include payment of any applicable filing fees but not, for the avoidance of doubt, any costs incurred by Seller in complying with Clause 4.6 below, including Seller’s legal fees for preparing and submitting its Notification Form under the HSR Act), procure that the Competition Condition is fulfilled as soon as practicable after the date of this Agreement and in any event prior to the Long Stop Date, including taking all steps necessary to satisfy the Competition Condition. Without prejudice to the generality of this Clause 4, the Buyer shall in any event:

(a)	have primary responsibility for obtaining all consents, approvals or actions of any Governmental Authority which are required to satisfy the Competition Condition and shall take all steps necessary for that purpose (including making appropriate formal or informal submissions, notifications, merger notices and filings, in consultation with the Institutional Seller by 5.00 pm Eastern Standard Time on 2 April 2021 (the “Competition Filings”));

(b)	make and progress all such Competition Filings with the relevant Governmental Authorities with all reasonable due diligence and in accordance with any and all applicable time limits (subject to any waivers/extensions granted);

(c)	provide promptly all available information and documentation which is requested or required by such Governmental Authority and in any event in accordance with any applicable time limits (subject to any waivers/extensions granted);

(d)	promptly notify the Institutional Seller and the Sellers’ Antitrust Solicitors (and provide copies or, in the case of non-written communications, details) of any communications with or from any Governmental Authority;

(e)	initiate communications, whether in writing or verbally, with any Governmental Authority in respect of the Competition Filings only after prior consultation with the Institutional Seller or the Sellers’ Antitrust Solicitors (and take into account any reasonable comments and requests of the Institutional Seller and the Sellers’ Antitrust Solicitors or other advisers);

(f)	provide the Institutional Seller and the Sellers’ Antitrust Solicitors with a draft of all submissions, notifications, merger notices, filings and other communications to be submitted to any Governmental Authority including any supporting documentation or information reasonably requested by the Institutional Seller or the Sellers’ Antitrust Solicitors (provided that the Buyer shall not be required to disclose any business secrets to the Seller, which shall only be disclosed to Sellers’ Antitrust Solicitors on a strictly “outside counsel only” basis) within a reasonable period of time prior to submission (unless urgency requires Buyer to provide a shorter period of notice) or longer if reasonably necessary for the Institutional Seller and the Sellers’ Antitrust Solicitors to provide comments and take account of any comments of the Institutional Seller and the Sellers’ Antitrust Solicitors and other advisers on such drafts prior to their submission;

(g)	unless prohibited by a Governmental Authority, reasonably consider a request to allow persons nominated by the Institutional Seller (which may include the Sellers’ Antitrust Solicitors) to attend all meetings (and participate in all telephone or other conversations) with that Governmental Authority and to make appropriate oral submissions at such meetings (or telephone or other conversations), subject to Seller (but not Sellers’ Antitrust Solicitors), not attending meetings/telephone calls or relevant parts of them, where Buyer’s confidential information and/or business secrets are discussed); and

(h)	regularly review with the Institutional Seller and the Sellers’ Antitrust Solicitors the progress of the Competition Filings with any Governmental Authority (including, subject to Clause 4.7 below, where necessary, seeking to identify appropriate commitments to address any concerns identified by any Governmental Authority) and discussing with the Institutional Seller and the Sellers’ Antitrust Solicitors the scope, timing and tactics of any such commitments with a view to obtaining the clearances or approvals necessary for the satisfaction of the Competition Condition at the earliest opportunity.

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Related filings

4.3	The Buyer shall not, and shall procure that no member of the Buyer’s Group shall, make any filing with any Governmental Authority in relation to the Transaction, or in relation to any business which competes with, supplies or is a customer of the Target Group, which might preclude, hinder or delay the satisfaction of the Competition Condition or Closing, without obtaining the prior written consent of the Institutional Seller to the making of it and its form and content.

4.4	Notwithstanding the provisions of Clause 4.3, the Buyer and the Institutional Seller agree to take the actions set forth in Schedule 4 of this Agreement.

Seller assistance

4.5	The Sellers shall promptly provide the Buyer and any Governmental Authority with any available information and documents reasonably required by the Governmental Authority to assist the Buyer in fulfilling the Competition Condition (in the case of the Individual MIP Sellers, to the extent that reasonable evidence of such Governmental Authority requirement has first been provided to the Individual MIP Sellers’ Representative), including submitting the required Notification Form under the HSR Act in accordance with the relevant rules and regulations, but only to the extent such information is not contained in the Vendor Due Diligence Reports or Disclosure Documents and provided that, insofar as any such information is commercially sensitive, such information shall be provided confidentially on an outside counsel-to-counsel basis. The Sellers shall also promptly provide the Buyer with copies of all material correspondence and communications received from a Governmental Authority (and inform the Buyer of any oral or other communication), and in addition shall fully respond to any request for information received by the Sellers from any Governmental Authority (and shall share any such response with Buyer and/or Buyer’s Antitrust Solicitors in advance and given them the opportunity to make comments on the same which shall be considered in good faith) and shall make available suitable personnel for any meetings and/or telephone calls requested by any Governmental Authority.

Buyer commitment

4.6	The Buyer shall take all steps necessary to obtain the Competition Condition in respect of completion of the Transaction (whether automatically or by any Governmental Authority referred to in this Clause 4). Such steps include proposing, negotiating, offering to commit, accepting and agreeing with the relevant Governmental Authority and any person to effect (and if such offer is accepted, committing to effect), by agreement, order or otherwise the sale, divestiture, licence or disposition of any assets, operations or businesses of the Target Group, and ensuring that all such steps are taken by relevant persons.

Satisfaction of Competition Condition

4.7	The Institutional Seller and the Buyer shall each notify the other promptly upon, and in any event within one (1) Business Day of, becoming aware that the Competition Condition has been fulfilled.

Termination

4.8	Without prejudice to any other rights of the Sellers, the Institutional Seller shall have the right to terminate this Agreement, without any right of the Buyer to claim compensation, damages or indemnification, in the event that:

(a)	the Transaction is notified to the National Competition Authorities and one or more of the National Competition Authorities elects to initiate a second phase investigation; or

(b)	the Transaction is notified to another competition authority in another jurisdiction having jurisdiction in relation to the Transaction and such competition authority decides to initiate proceedings similar to those contemplated above.

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4.9	If the Competition Condition has not been satisfied by the Long Stop Date (or such later date as the Institutional Seller and the Buyer may agree in writing) this Agreement shall automatically terminate (other than the Surviving Provisions), unless otherwise agreed in writing between the Institutional Seller and the Buyer.

5	Period before Closing

5.1	Except as otherwise agreed with the Buyer, and subject to Clause 5.2 below, from the date of this Agreement until Closing the Institutional Seller shall exercise its voting rights or other controls or consent rights in order to procure that the Business is carried on only in the ordinary course and consistent with past practice and shall comply with the obligations set out in Schedule 2 (Conduct of business prior to Closing), and additionally the Institutional Seller shall on the date of this Agreement or as soon as reasonably practicable afterwards:

(a)	inform the Management Warrantors and all directors and officers of each relevant Target Group Company ("Officers") of the same; and

(b)	instruct and direct that (pending the earlier to occur of termination of this Agreement or Completion) each such Officer shall comply with all such obligations and restrictions, and that each Officer shall refuse or decline to take any action or carry out any instructions which would breach or otherwise contravene any such obligation or restriction.

5.2	The Institutional Seller hereby, on the date of this Agreement, instructs and directs the Management Warrantors on the same terms as Clause 5.1(b), and each Management Warrantor (without incurring personal liability to the Buyer pursuant to this Agreement) hereby severally confirms that they have been so instructed and directed.

5.3	Notwithstanding anything to the contrary in Clause 5.1, or any other provision of this Agreement, neither the Sellers nor any member of a Seller’s Group shall be prevented from undertaking, be required to obtain the Buyer’s consent (unless otherwise required below) in relation to, or incur any liability as a result of effecting, any of the following on or prior to Closing:

(a)	any matter required by Law;

(b)	the implementation of any specific transaction or the taking of any specific action permitted or specifically provided for by any Transaction Document;

(c)	the implementation of the Pre-Closing Reorganisation;

(d)	the implementation of any transaction or the taking of any action (other than in the ordinary and usual course of business consistent with past practice which for the avoidance of doubt shall not include any of the actions set out in Schedule 2 (Conduct of business prior to Closing)) where (and only to the extent that) the Buyer has given its prior approval in writing for it to be implemented or undertaken;

(e)	any acquisition of the outstanding securities in Alpha Omega Financial Systems, Inc. pursuant to the exercise of the option under the AO Agreements, or the waiver or amendment of rights or other action taken pursuant or in relation to the AO Agreements where (and only to the extent that) the Buyer has given its prior approval in writing;

(f)	the incurrence or making of any Permitted Leakage Payment;

(g)	any matter reasonably undertaken by the Sellers or any member of a Seller’s Group in an emergency or disaster situation with the intention of minimising any adverse effect on the Target Group, after notifying the Buyer (where practicable), and consulting with the Buyer where reasonable and appropriate; or

(h)	any action or matter where the Institutional Seller has given prior notice in writing to the Buyer requesting consent to the same, strictly provided that such notice gives sufficient and reasonable detail regarding the proposed action or steps, and the Buyer has failed to respond to that request within a period of seven Business Days following receipt of that notice.

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5.4	If requested by the Buyer, the Institutional Seller shall use its commercially reasonable endeavours (which, for this purpose, shall not require any person to litigate or initiate any claim or proceedings) to provide, and/or to cause the Target to provide, information, assistance, the entering into of documentation, agreements or arrangements (conditional upon Closing occurring) and/or other cooperation reasonably requested by the Buyer in connection with the Financing Agreements (including in the event of a syndication), including (without duplication):

(a)	cause appropriate members of the Target’s management team and independent auditors to participate during normal business hours in a reasonable and limited number of meetings, lender presentations, due diligence sessions, drafting sessions, calls and meetings with prospective lenders, investors and ratings agencies, in each case, upon reasonable notice at mutually agreed times and places, cooperate with prospective lenders, placement agents, underwriters, initial purchasers and their respective advisors on reasonable requests for information for the purpose of their due diligence;

(b)	assist Buyer’s Guarantor with the preparation of customary materials for rating agency presentations and investor presentations (including "roadshow" or investor meeting slides), confidential information memoranda (including versions that do not include material non-public information), prospectus supplements, offering memoranda, private placement memoranda and similar documents reasonably necessary in connection with the Financing or the syndication thereof;

(c)	provide customary authorization letters and representation letters, in each case, of the Target, and provide, or cause the Target’s independent auditors to provide, accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Target Group in connection with the information provided as Specified Financial Information in any confidential information memorandum, lender presentation, prospectus supplement or offering memorandum;

(d)	reasonably assist in facilitating the pledging of collateral on or after the Closing Date, if any, contemplated by the Financing, as may be reasonably requested by Buyer;

(e)	furnish to Buyer, (i) the 2019 Accounts and the 2020 Accounts (which, in the case of the 2020 Accounts, shall have been audited in accordance with United States general accepted auditing standards), (ii) the historical interim financial statements and trial balances of the Target and the Target Group (if reasonably requested by the Buyer) and (iii) any other financial data and other financial and other information regarding the Target Group of the type and form that are customarily included in marketing materials for registered offerings of debt securities under the Securities Act to consummate the offering(s) of debt securities and/or syndication of credit facilities, as applicable, or contemplated by the Financing Agreements, including, for the avoidance of doubt, any such data and information as is reasonably requested by Buyer to enable Buyer to (x) prepare any customary pro forma financial statements or information or (y) convert any applicable financial statements or information from an IFRS presentation to a GAAP presentation, in each case, in connection with the foregoing, (items (i) – (iii) above, the “Specified Financial Information”); provided, however, for the avoidance of doubt, that any financial information (including pro forma financial information) shall not include any information relating to the Sellers or any of their respective affiliates (other than the Target Group) and further provided that all out of pocket costs, expenses and fees incurred by any member of a Seller’s Group or any Target Group Company in complying with this Clause 5.4(e) shall be for the Buyer’s account (which for the avoidance of doubt shall include the professional fees and costs of PricewaterhouseCoopers and Ernst & Young who have been engaged in connection with the obligations set out in this Clause 5.4(e));

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(f)	assisting with the preparation of, and executing and delivering, customary closing certificates reasonably and customarily required in connection with the Financing Agreements;

(g)	delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge that, pursuant to this Agreement, are required to be delivered on Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full on Closing of all indebtedness required to be repaid on Closing pursuant to this Agreement (including, without limitation, all indebtedness under the Existing Facilities and the Existing Shareholder Debt);

(h)	periodically updating any Specified Financial Information to be included in an offering document to be used in connection with such Financing in order to ensure that such Specified Financial Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; and

(i)	providing customary information with respect to any Target Group Company as is required for the Financing Sources to satisfy applicable “know your customer” and anti-money laundering rules and regulations and which is reasonably requested by Buyer at least 7 Business Days prior to the Closing Date;

provided that no such cooperation shall be required to the extent it would:

(j)	require any Target Group Company or Seller to take any action that will conflict with or violate its constitutional documents or any Law;

(k)	other than in respect of the customary authorization letters and representation letters of the Target referenced above, require any Target Group Company to enter into any obligation which has effect prior to Closing or which would become effective if this Agreement terminates in accordance with its terms;

(l)	require any Target Group Company or Seller to bear any out of pocket cost or expense, pay any fee or provide any indemnity (in the case of any such cost, expense or fee, to the extent not reimbursable under this Agreement);

(m)	unreasonably interfere with, burden, disrupt or disturb the business of any of the Target Group Companies or their employees; or

(n)	suffer or incur any loss or (other than in respect of the customary authorization letters and representation letters of the Target referenced above) any liability,

in each case to the extent effective prior to Closing.

5.5	The Buyer shall keep the Institutional Seller reasonably apprised of all material developments regarding the Financing Agreements in the period until Closing.

5.6	As soon as reasonably practicable following the date of this Agreement (and in any event before Closing) the Institutional Seller shall use all reasonable endeavours to procure that the audit of the 2020 Accounts is finalised and approved and, as soon as reasonably practicable following 8 April 2021, delivered or made available to the Buyer. For the avoidance of doubt, nothing in this Clause 5.6 shall prevent the Parties from effecting the Closing once the Competition Condition is satisfied or otherwise delay Closing in accordance with the terms of Clause 7 and the Buyer shall have no right to terminate or rescind this Agreement, unwind the Transaction, or otherwise commit the Sellers to any obligations or undertakings following Closing as a result of this Clause 5.6.

5.7	During the period from the date of this Agreement until Closing, the Institutional Seller and the Buyer shall respectively use all reasonable endeavours (including with respect to the Institutional Seller causing the Target and the Target Group to use all reasonable endeavours) to assist each other to enable:

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(a)	the Buyer to pay the amounts prescribed in schedule 1(c) and 1(d) of Schedule 3 (in each case at Closing);

(b)	the related termination, cancellation, release, discharge and reassignment (as applicable) pursuant to the Deed of Release (on Closing) of:

(i)	all Facilities under and as defined in the Existing Facilities;

(ii)	all Transaction Security (as defined in the Intercreditor Agreement);

(iii)	all Hedging Agreements (as defined the Existing Facilities);

(iv)	all Hedging Transactions (as defined in the Intercreditor Agreement);

(v)	all Ancillary Facilities under and as defined in the Existing Facilities;

(vi)	all other associated hedging arrangements;

(vii)	all other guaranties and security relating thereto;

(c)	completion of the buyback arrangements (as applicable);

without prejudice to the generality of the foregoing, during the period from the date of this Agreement until Completion, the Institutional Seller and the Buyer shall together unless otherwise stated below:

(d)	in relation to the Institutional Seller, introduce and permit discussions between the Buyer and the agents under the Existing Facilities and the PrefCo Buyback Agreement in relation to the payment of the Debt Pay-Off Amount and the PrefCo Pay-Off Amount on the date of Closing;

(e)	in relation to the Institutional Seller, procure (so far as it is able) that the Buyer and its duly authorised agents and advisers are provided with such reasonable cooperation as may be required by the Buyer, in connection with the unwinding and release of the security referred to in the Deed of Release;

(f)	in relation to the Institutional Seller, provide any information or other confirmation, documents or data within the possession or control of the Institutional Seller or the Target Group in order to facilitate the delivery of the Deed of Release on Closing;

(g)	in relation to the Institutional Seller, procure that finance counsel to the Institutional Seller prepare the Deed of Release as soon as practicable after the date of this Agreement (and in any event within 10 Business Days after the date of this Agreement);

(h)	in relation to the Institutional Seller, confirm and instruct the agents under the Existing Facilities to agree to such Deed of Release (in a form which has also previously been approved by the Buyer, acting reasonably and without undue delay) in accordance with the release provisions of the First Lien Facilities Agreement, the Second Lien Facility Agreement and the Intercreditor Agreement in advance of Closing) together with all associated documents related thereto; and

(i)	confirm and instruct the agents under the Existing Facilities to procure due execution and delivery of that agreed form Deed of Release by parties required to give effect to that Deed of Release, in advance of Closing (on the basis that such Deed of Release will become legally effective and will be dated before Closing, and will provide that the releases therein and all other operative provisions will become automatically effective without any further action or requirement upon payment of the Debt Pay-Off Amount), with the effect that after due execution and delivery of that Deed of Release prior to Closing, and the subsequent payment of the Debt Pay-Off Amount on Closing, all operative provisions of the Deed of Release shall be fully effective in all respects. If and to the extent that the Deed of Release has not been fully executed and delivered by all required signatories before the first proposed date for Closing (as determined pursuant to 7.1(a)), the date of Closing shall be postponed (on a day by day basis thereafter) until that Deed of Release has been fully executed and delivered by all signatories (in the manner contemplated by this clause) and circulated to the Buyer, following which Closing will occur on the next Business Day (excluding any day on which any bank, custodian or escrow agent of the Buyer necessary for payments to be made on Closing is not open for business) after that fully executed and delivered Deed of Release has been received by the Buyer. Any required extension to the date of Closing under this clause 5.7(i) is hereby deemed agreed by the Parties pursuant to clause 7.1(b), such agreement being irrevocable, and it is further agreed that the right to terminate this Agreement pursuant to clause 7.3 shall not arise as a result of any failure to provide the fully executed and dated deed of release.

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6	Indebtedness Schedule

At least five (5) Business Days prior to the Closing Date, the Institutional Seller shall deliver to the Buyer a schedule (the “Indebtedness Schedule”) setting out the Institutional Seller’s good faith estimate (as at the date of the delivery of the Indebtedness Schedule), acting reasonably, of the value of the items specified below at the Closing Date pursuant to the relevant agreements or obligations referred to or set out in this Agreement (and including details of nominated bank accounts for receipt of funds where applicable):

(a)	the Debt Pay-Off Amount (in respect of amounts borrowed pursuant to the First Lien Facilities Agreement, in EUR, and in respect of amounts borrowed pursuant to the Second Lien Facility Agreement, in USD);

(b)	the PrefCo Pay-Off Amount, in USD;

(c)	the Existing Shareholder Debt Pay-Off Amount, in SEK;

(d)	the Interest Payment Amount;

(e)	the Seller Transaction Expenses (if any);

(f)	the VDD Costs;

(g)	the Transaction Bonus Amount; and

(h)	the aggregate of all Leakage Amounts (if any).

7	Closing

Date and place

7.1	Closing shall take place at the offices of the Sellers’ Solicitors or such alternative venue as the Parties may otherwise agree in writing:

(a)	on the sixth (6th) Business Day after (and excluding) the date on which the first notice of satisfaction of the Competition Condition is served in accordance with Clause 4.8; or

(b)	at such other date and time as the Parties may agree in writing,

but, in any event, no later than the Long Stop Date.

Closing arrangements

7.2	At Closing, the Sellers and the Buyer shall comply with their respective obligations as specified in Schedule 3 (Closing Obligations).

7.3	If any of the obligations of the Buyer or the Sellers under Schedule 3 (Closing Obligations) are not complied with in full on the Closing Date (other than any inconsequential technical obligation), the Buyer (in the case of a default by the Sellers) or the Institutional Seller (in the case of a default by the Buyer) shall be entitled (in addition to, and without prejudice to all other rights and remedies available under this Agreement) by written notice to the Buyer or the Institutional Seller, as the case may be:

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(a)	to defer Closing for a period of up to ten (10) Business Days after the date on which Closing should have taken place in accordance with Clause 7.1 (but in any event no later than the Long Stop Date) and the provisions of this Clause 7 shall apply to Closing as so deferred; or

(b)	to require the parties to proceed to Closing so far as practicable having regard to the defaults that have occurred; or

(c)	subject to Closing having first been deferred for a period of at least ten (10) Business Days under Clause 7.3(a), and without prejudice to any right of such Party to bring a claim for damages against the defaulting Party, to terminate this Agreement by notice in writing to the Buyer or the Institutional Seller (as the case may be).

8	Leakage

8.1	Each Seller severally (but not jointly and severally):

(a)	warrants to the Buyer that, during the period commencing on (but excluding) the Locked Box Date up to the date hereof, neither the Seller nor any of its Related Persons has received or benefitted from any amount of Leakage other than as set out in the Indebtedness Schedule; and

(b)	undertakes to the Buyer that, during the period commencing on the date hereof up to and including the date of Closing, neither the Seller nor any of its Related Persons will receive or benefit from any amount of Leakage, provided that no Seller shall have any liability to the Buyer under this Clause 8 if Closing does not occur.

8.2	If any Leakage occurs during the period from (but excluding) the Locked Box Date until immediately prior to Closing which has not been discharged pursuant to Clause 3.3 or otherwise repaid or credited prior to Closing, provided that:

(a)	the Buyer has notified the relevant Seller that has received or benefitted from an amount of Leakage in writing of such Leakage within six (6) months of the Closing Date (such notice setting out the amount of such Leakage together with reasonable evidence thereof (a “Leakage Claim”)); and

(b)	the relevant Seller agrees that such Leakage has occurred in the amount notified by the Buyer in such notice,

the relevant Seller shall promptly, but in any event within ten (10) Business Days following such agreement, pay to the Buyer an amount in cash equal to the amount of Leakage so notified and agreed. For the avoidance of doubt, the relevant Seller’s liability pursuant to this Clause 8.2 shall be limited to the amount of any Leakage actually received by that Seller or its Related Persons.

8.3	Notwithstanding anything to the contrary in this Agreement, no transaction shall be deemed to constitute Leakage if:

(a)	it is undertaken on an arms’ length basis and in the ordinary course of business between (x) on the one hand, a Target Group Company, and (y) on the other hand, either: (i) any other portfolio company of a Seller’s Group, or (ii) any member of a Seller’s Group; or

(b)	the amount payable in respect of such transaction is settled or reimbursed by or on behalf of any Seller(s) or any Related Person of such Seller(s).

8.4	If the liability for or quantum of Leakage notified in a Leakage Claim is not agreed in writing between the Buyer and the relevant Seller pursuant to Clause 8.2 within twenty (20) Business Days of the Leakage Claim being notified to the relevant Seller (the “Leakage Dispute”):

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(a)	the Leakage Dispute shall be referred to an independent expert (who shall be a partner with at least five years’ experience of dealing with similar matters from the London office of KPMG or, if KPMG is not willing to act, from the London office of another firm of accountants of international repute) appointed by agreement between the Buyer and the relevant Seller (and, in the absence of such agreement as to the independent expert within fifteen (15) Business Days, the independent expert shall be chosen by the President for the time being of the Institute of Chartered Accountants in England and Wales on either (i) the joint written application of the Buyer and the relevant Seller or (ii) the written application by either the Buyer or the relevant Seller following the fulfilment of any additional requirements of the Institute of Chartered Accountants in England and Wales in respect of an application which is not made jointly (whichever applies first)) (the “Leakage Expert”) who shall determine, in respect of only those items which are the subject of the Leakage Dispute, the amount of Leakage (if any) received by, or made for the benefit of, the relevant Seller or the relevant Seller’s Related Persons, such determination to be made by the Leakage Expert acting on the following basis:

(i)	the Leakage Expert shall act as an expert and not as an arbitrator;

(ii)	the decision of the Leakage Expert shall, in the absence of fraud or manifest error, be final and binding on the Buyer and the relevant Seller;

(iii)	the Leakage Expert’s terms of reference shall be limited to determining the liability for and the quantum of Leakage as set out in the notice of the relevant Leakage Claim and providing written details of the Leakage Expert’s determination of the same (setting out all material calculations and explanations used in arriving at such determination);

(iv)	the Leakage Expert’s determination with respect to any Leakage Dispute shall be within the range of values assigned by the Buyer to such item in the notice of the relevant Leakage Claim and the liability for or quantum of Leakage in respect of such Leakage Claim asserted by the relevant Seller;

(v)	except to the extent that the Buyer and the relevant Seller agree otherwise in writing, the Leakage Expert shall determine his own procedure, but the procedure of the Leakage Expert shall give the Buyer and the relevant Seller a reasonable opportunity to make written and oral representations, allow a party to the Leakage Dispute to be present while any oral representations are being made to the Leakage Expert by the other party, and require the Leakage Expert to simultaneously supply to the each party a copy of any written representations promptly after the same are provided to the Leakage Expert;

(vi)	the Leakage Expert’s costs (including any amount payable to the Institute of Chartered Accountants in England and Wales in respect of nomination, if applicable) shall be allocated: (A) between the Buyer and the relevant Seller in the same proportion that the aggregate amount of the items which are the subject matter of the Leakage Dispute (the “Disputed Items”) that is unsuccessfully disputed by each such Party (as finally resolved by the Leakage Expert) bears to the total amount of such Disputed Items so submitted; or (B) as otherwise determined by the Leakage Expert; and

(vii)	the Buyer and the relevant Seller shall cooperate with the Leakage Expert, and shall comply with all reasonable requests (including requests for information relating to a Target Group Company) made by the Leakage Expert in connection with the carrying out of his duties; and

(b)	within ten (10) Business Days following the Leakage Expert determining the amount of Leakage received by, or made for the benefit of, the relevant Seller or the relevant Seller’s Related Persons, the relevant Seller shall pay to the Buyer an amount in cash equal to the amount of the Leakage so determined (if any).

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9	Warranties and undertakings

Seller Warranties

9.1	Each Seller severally (and not jointly and severally) warrants to the Buyer that:

(a)	as at the date of this Agreement it is the sole legal and beneficial owner of the Shares set out in columns 3 and 4 next to such Seller’s name in the tables contained in Part A of Schedule 1 (The Sellers and the Shares) and as at the Closing Date is the sole legal and beneficial owner of the Shares set out in columns 3 and 4 next to such Seller’s name in the tables contained in Part B of Schedule 1 (The Sellers and the Shares);

(b)	as at the date of this Agreement and the Closing Date save for any Encumbrance that will be discharged upon Closing, there is no Encumbrance in relation to any such Share;

(c)	as at the date of this Agreement and the Closing Date where the Seller is a corporate entity, it is duly incorporated under the laws of its jurisdiction of incorporation;

(d)	as at the date of this Agreement and the Closing Date the Seller has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Seller is a party;

(e)	as at the date of this Agreement and the Closing Date this Agreement and each other Transaction Document to which the Seller is a party will, when executed, constitute valid, binding and enforceable obligations of the Seller in accordance with their respective terms;

(f)	as at the date of this Agreement and the Closing Date the execution and delivery of, and the performance by the Seller of its obligations under this Agreement and each other Transaction Document to which the Seller is a party will not:

(i)	where the Seller is a corporate entity, conflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Seller;

(ii)	conflict with or result in a breach of any Law, or of any order, injunction, judgment or decree of any court, that applies to the Seller; and

(iii)	save as set out in this Agreement, require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority prior to such execution or delivery that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement),

(g)	as at the date of this Agreement and the Closing Date it is not insolvent or bankrupt under the Law of its jurisdiction of incorporation, domicile or residency and is not unable to pay its debts as they fall due (within the meaning of section 123 of the Insolvency Act 1986), it has not proposed or become liable under any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them, there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning it, and no steps have been taken to enforce any security over any of its assets and, so far as it is aware, no event has occurred to give the right to enforce such security; and

(h)	as at the date of this Agreement and the Closing Date the Shares comprise all issued shares representing the whole of the issued and allotted share capital of the Target, have been properly and validly issued and allotted and each is fully paid, provided that no Seller shall have any liability to the Buyer under this Clause 9.1 if Closing does not occur.

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Seller Information Disclosure Confirmation

9.2	So far as the Institutional Seller is actually aware the Institutional Seller has provided information and documents to the Buyer, the Buyer's Guarantor and the Buyer's anti-trust solicitors that the Institutional Seller believes (acting reasonably and good faith) is relevant to the antitrust analysis which the Institutional Seller and the Buyer have carried out in the connection with the Competition Condition.

Buyer’s warranties

9.3	The Buyer warrants to the Sellers that, as at the date of this Agreement and the Closing Date:

(a)	the Buyer is a company duly incorporated under the Law of its jurisdiction of incorporation;

(b)	the Buyer has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Buyer is a party;

(c)	this Agreement and each other Transaction Document to which the Buyer is a party will, when executed, constitute valid, binding and enforceable obligations of the Buyer in accordance with their respective terms;

(d)	the execution and delivery of, and the performance by the Buyer of its obligations under this Agreement and each other Transaction Document to which the Buyer is a party will not:

(i)	conflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Buyer;

(ii)	conflict with or result in a breach of any Law, or of any order, injunction, judgment or decree of any court, that applies to the Buyer; or

(iii)	save as set out in this Agreement, require the Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority prior to such execution or delivery that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(e)	it is not insolvent or bankrupt under the Law of its jurisdiction of incorporation, domicile or residency and is not unable to pay its debts as they fall due (within the meaning of section 123 of the Insolvency Act 1986), it has not proposed or become liable under any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them, there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning it, and no steps have been taken to enforce any security over any of its assets and, so far as it is aware, no event has occurred to give the right to enforce such security;

(f)	the Buyer’s obligations hereunder are not subject to any conditions regarding its or any other person’s ability to obtain financing for completion of the Transaction and the other transactions contemplated by the Transaction Documents;

(g)	the Buyer (or the Buyer’s Guarantor) has as at the date of this Agreement and at Closing will have:

(i)	cash on hand; and

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(ii)	definitive loan agreements (“Loan Agreements”) from its financing sources and/or a letter from the Buyer’s financing banks (“Financing Letter”), in either case, confirming that, other than Closing occurring and any other unsatisfied conditions precedent to drawdown set out therein, all conditions precedent to drawdown of all debt finance to be provided to the Buyer or any member of the Buyer’s Group for the purposes of the acquisition of the Target Group on Closing have been satisfied and will remain satisfied at Closing (such Loan Agreements, any related hedging or other agreements or arrangements, any Financing Letter and the definitive documentation in respect of any Alternative Financing, in each case, as amended, restated, amended and restated, or otherwise modified, replaced or refinanced, including, for the avoidance of doubt, via the funding of debt securities into escrow (in each case, so long as no such amendment, restatement, amendment and restatement, modification, replacement or refinancing adds or adversely modifies any conditions or contingencies to funding (or escrow release) or adversely affects the availability of all or any portion of the then-unfunded (or unreleased) financing to be provided thereby or the enforceability thereof), the “Financing Agreements”), which together are sufficient to enable the Buyer to perform each of its payment obligations hereunder to be satisfied on Closing, and pay all related fees and expenses, including payment of the Consideration; and true and correct copies of the Financing Agreements as in effect on the date hereof have been provided to the Institutional Seller prior to the date hereof. The Buyer will (or will cause the Buyer’s Guarantor to) maintain in effect the Financing Agreements, satisfy on a timely basis all applicable conditions and requirements of the Buyer or the Buyer's Guarantor under the Financing Agreements, comply at all times with its obligations under the Financing Agreements, procure compliance with the obligations of all applicable members of the Buyer’s Group under the Financing Agreements, use its best efforts (so far as within its power and control) to enforce its rights under the Financing Agreements and cause the lenders thereunder to provide the financing described therein on the terms, and subject to the conditions, described therein and otherwise take any and all actions as may be required or necessary to ensure that all amounts payable by it pursuant to this Agreement on Closing are paid on the Closing Date. The Financing Agreements provide for “certain funds”, and, therefore, there are no conditions precedent or other contingencies related to the funding of the full amounts of financing contemplated under the Financing Agreements, other than such conditions and contingencies set forth in the copies of the Financing Agreements that have been provided to the Institutional Seller prior to the date hereof. The Financing Agreements have been duly executed and delivered by the parties thereto, are in full force and effect and are enforceable against the parties thereto in accordance with their terms. The Financing Agreements do not provide for scheduled termination before, and the funding under the Financing Agreements will remain available until and including, the Long Stop Date. As at the date of this Agreement:

(iii)	no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term or condition of the Financing Agreements; and

(iv)	the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to completion to be satisfied by the Buyer contained in the Financing Agreements;

(h)	the Buyer has fully paid any and all commitment fees or other fees required by the Financing Agreements to be paid on or before the date hereof. If any portion of the debt financing under the Financing Agreements becomes unavailable on the terms and conditions contemplated in the Financing Agreements, the Buyer shall (x) as promptly as practicable notify the Sellers, (y) use its best efforts to arrange and obtain (as promptly as practicable following the occurrence of such event) alternative debt financing (“Alternative Financing”) from alternative financing sources on terms not less favourable to the Sellers (including with respect to conditionality) than those contained in such Financing Agreements, in an amount sufficient to enable the Buyer to perform each of its payment obligations hereunder to be satisfied on Closing, and pay all related fees and expenses, including payment of the Consideration and (z) promptly provide a copy of the Financing Agreements relating to such Alternative Financing to the Sellers;

(i)	the Buyer acknowledges and agrees that neither the obtaining of the debt financing contemplated by the Financing Agreements or any Alternative Financing, nor the completion of any issuance of securities contemplated by the debt financing contemplated by the Financing Agreements or any Alternative Financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the debt financing contemplated by the Financing Agreements or any Alternative Financing, or the completion of any such issuance;

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(j)	the Buyer shall give the Sellers prompt notice of:

(i)	any material breach or default, or any written notice received by the Buyer of any threatened breach, default, termination or repudiation, in each case by any party to the Financing Agreements, of which the Buyer becomes aware; or

(ii)	if the Buyer no longer believes in good faith that it will be able to obtain the debt financing contemplated by the Financing Agreements on the terms described therein.

(k)	the Buyer does not have: (a) any knowledge that any of the Warranties given under this Agreement is not true and correct; or (b) any knowledge of a breach of the Warranties, which, in the case of either of (a) or (b) where the Buyer is also aware would allow it to bring a claim against a Seller;

(l)	at the date of this Agreement so far as the Buyer is actually aware the Buyer has provided information and documents to the Institutional Seller and the Seller's anti-trust solicitors that the Buyer believes (acting reasonably and good faith) is relevant to the antitrust analysis which the Institutional Seller and the Buyer have carried out in connection with the Competition Condition and the Buyer is not aware of any fact, matter or circumstance relating to or attributable to the Buyer or any member of the Buyer’s Group which would, or so far as the Buyer is aware is reasonably likely to result in a delay in, or adversely effect, the satisfaction of the Competition Condition prior to the Long Stop Date and which has not been disclosed to the Institutional Seller prior to or on the date of this Agreement; and

(m)	the Buyer is not entering into the Transaction with the intent to hinder, delay or defraud either present or future creditors, or to wind-up or otherwise permit the dissolution of a Target Group Company following Closing. Assuming the accuracy of the Warranties and compliance with the Sellers’ undertakings and covenants set out in this Agreement and the other Transaction Documents, immediately after giving effect to the Transaction (including the receipt of any financing incurred by the Buyer to give effect to those transactions, repayment or refinancing of debt contemplated in this Agreement, payment of all amounts required to be paid to give effect to those transactions and payment of all related fees and expenses) the Buyer will be able to pay its debts as they fall due (an inability to do so being determined for this purpose in accordance with Section 123 of the Insolvency Act 1986, and the words “proved to the satisfaction of the court” are deemed omitted from sections 123(1)(e) and 123(2) of that Act).

Buyer’s Guarantor warranties

9.4	The Buyer’s Guarantor warrants to the Sellers that, as at the date of this Agreement and the Closing Date:

(a)	the Buyer’s Guarantor is a company duly incorporated under the Law of its jurisdiction of incorporation;

(b)	the Buyer’s Guarantor has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Buyer’s Guarantor is a party;

(c)	this Agreement and each other Transaction Document to which the Buyer’s Guarantor is a party will, when executed, constitute valid, binding and enforceable obligations of the Buyer’s Guarantor in accordance with their respective terms;

(d)	the execution and delivery of, and the performance by the Buyer’s Guarantor of its obligations under this Agreement and each other Transaction Document to which the Buyer’s Guarantor is a party will not:

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(i)	conflict with or result in a breach of any provision of the articles of association or other constitutional documents of the Buyer’s Guarantor;

(ii)	conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Buyer’s Guarantor is a party;

(iii)	conflict with or result in a breach of any Law, or of any order, injunction, judgment or decree of any court, that applies to the Buyer’s Guarantor; and

(iv)	save as set out in this Agreement, require the Buyer’s Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); and

(e)	it is not insolvent or bankrupt under the Law of its jurisdiction of incorporation, domicile or residency and is not unable to pay its debts as they fall due (within the meaning of section 123 of the Insolvency Act 1986), it has not proposed or become liable under any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them, there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning it, and no steps have been taken to enforce any security over any of its assets and, so far as it is aware, no event has occurred to give the right to enforce such security.

Buyer’s undertakings

9.5	The Buyer acknowledges and agrees, on behalf of the Buyer and each other member of the Buyer’s Group that save as set out in or contemplated by this Agreement or the Transaction Documents neither the Buyer nor any member of the Buyer’s Group shall have any rights against, and no such persons shall make any direct or indirect claim against, any member of a Seller’s Group or any former, current or future director, officer, employee, manager, partner, equity holder, controlling person, parent, subsidiary, affiliate, agent or (except to the extent such adviser has entered into a reliance letter with the Buyer) adviser to a Seller or any member of a Seller’s Group, in each case on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document, and each and every such person shall be entitled to enforce this Clause 9.5 under the Contracts (Rights of Third Parties) Act 1999.

9.6	The Buyer undertakes that prior to Closing it will not terminate or make any amendments to (and will not permit the Buyer’s Guarantor to terminate or make any amendments to) the Financing Agreements that adversely affect the Buyer’s (or the Buyer’s Guarantor) ability to satisfy its obligations hereunder, or would delay such satisfaction, without the consent of the Institutional Seller.

9.7	If the Buyer becomes aware of any fact, matter or circumstance that may directly or indirectly impede the Buyer (or the Buyer’s Guarantor) from drawing down such amounts under the terms of the Financing Agreements as are necessary to enable the Buyer to comply with its obligations at Closing, the Buyer shall promptly notify the Sellers in writing of that fact, matter or circumstance. For the avoidance of doubt, nothing in this Clause 9.7 shall operate to limit the liability of the Buyer pursuant to this Agreement.

9.8	If any portion of the amounts required to be drawn down under the Financing Agreements as are necessary to enable the Buyer to comply with its obligations at Closing are not capable of being drawn due to a failure in the relevant counterparty under such agreements to perform its obligations under such agreements, and provided that the Buyer does not have cash or other funding sources available to it to enable the Buyer to pay all amounts required to be paid under this Agreement on Closing, the Buyer undertakes to take all such actions (or procure that such action is taken) necessary to enforce its or any other member of the Buyer’s Group’s rights against any counterparty under the Financing Agreements.

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9.9	Promptly following Closing (and in any event within two Business Days of the Closing Date), the Buyer shall, to the extent not paid prior to Closing, procure the payment by the relevant Target Group Company of the:

(a)	VDD Costs (including all VAT whether recoverable or not), to those persons to whom the VDD Costs (as applicable) are payable; and

(b)	Seller Transaction Expenses, to those persons to whom the Seller Transaction Expenses are payable,

in each case, into such accounts as are notified in the Indebtedness Schedule.

9.10	The Buyer shall procure the payment by the relevant Target Group Company of the Transaction Bonuses to those persons to whom the Transaction Bonuses are payable via a special payroll within 10 Business Days following the Closing Date.

10	Limitation of liability

Monetary limits

10.1	Notwithstanding anything to the contrary set out in this Agreement, the aggregate liability of each Seller in respect of any and all: (a) Warranty Claims shall be limited to, and shall in no event exceed, EUR1.00; and (b) Seller Claims (other than Warranty Claims) shall be limited to, and shall in no event exceed, 20 per cent. of the Consideration receivable by that Seller pursuant to this Agreement.

10.2	The Parties agree that the Buyer’s sole and exclusive remedy and right of recovery (if any) in excess of the limits on liability specified in Clause 10.1(a) in respect of any and all Warranty Claims shall be under the W&I Policy, whether or not such policy of insurance is actually effected by the Buyer or remains in existence and that, for the avoidance of doubt, the Sellers shall not have any liability or obligation whatsoever for any amounts in excess of the limit of liability set out in Clause 10.1(a). Any failure by the Buyer to effect the W&I Policy or to maintain it, or any variation or termination of that policy at any time, shall not operate to increase the liability of the Sellers.

10.3	The Buyer undertakes to each Seller:

(a)	to procure that the W&I Policy includes an express and irrevocable waiver in the agreed form of any rights of subrogation which an insurer under the W&I Policy may otherwise have against a Seller, save in the event of fraud on the part of that Seller (the “Subrogation Provisions”); and

(b)	not to amend the Subrogation Provisions without the prior written consent of the Institutional Seller and the Management Warrantors.

Notice of claims

10.4	A Seller shall not be liable in respect of any Seller Claim unless written notice of such Seller Claim is given in accordance with Clause 15 by the Buyer to that Seller on or before the first to occur of:

(a)	the date falling twelve (12) months after (and excluding) the date of Closing in respect of any Seller Claim other than a Seller Claim in respect of any actual or alleged breach of Clause 5 of this Agreement; and

(b)	the date falling six (6) months after (and excluding) the date of Closing in respect of any Seller Claim in respect of any actual or alleged breach of Clause 5 of this Agreement,

specifying, in such detail as is reasonably available to the Buyer at the time, the legal and factual basis of the Seller Claim, the evidence on which the Buyer relies and, if reasonably practicable, the amount likely to be claimed.

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10.5	Where a breach giving rise to a Seller Claim is capable of remedy, the Buyer shall not be entitled to recover in respect of such breach if the breach is remedied within sixty (60) days after notice of the Seller Claim is given under Clause 10.4.

10.6	If notice of any Seller Claim is served by the Buyer under Clause 10.4, the relevant Seller shall not be liable in respect of such Seller Claim (if such Seller Claim has not been previously satisfied, withdrawn or settled) unless:

(a)	legal proceedings in respect of such Seller Claim are both properly issued and served within six (6) months after (and excluding) the date on which notice is served; and

(b)	such proceedings are being and continue to be pursued with reasonable diligence.

Buyer actions; Events after the date of this Agreement

10.7	The Buyer will take all such commercially reasonable steps and actions as are necessary or as a Seller may require in order to mitigate any Seller Claim (other than a Warranty Claim) and the Buyer shall act in accordance with such request. Nothing in this Agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.

10.8	No Seller shall be liable in respect of any Seller Claim (other than a Warranty Claim) to the extent it arises or is increased as a result of:

(a)	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or at the written request of, or with the written approval of, the Buyer;

(b)	any voluntary act, omission or transaction of any member of the Buyer’s Group, or their respective directors, officers, employees or agents or successors in title, after Closing;

(c)	the passing of, or any change in (including the interpretation thereof), any Law or administrative practice of any Governmental Authority after the date of this Agreement, including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement or any Law or administrative practice or change thereto that has retrospective effect;

(d)	any change in accounting or Taxation policy, bases or practice of any member of the Buyer’s Group introduced or having effect after Closing; or

(e)	any VAT reassessment, where the amount of the assessment can be effectively recovered.

Contingent liabilities

10.9	No Seller shall be liable in respect of any liability pursuant to a Seller Claim (other than a Warranty Claim) which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

Losses

10.10	No Seller shall be liable for any indirect or consequential losses under this Agreement or otherwise in connection with the Transaction. Notwithstanding the fact that the Buyer may have valued the Shares by reference to a multiple of profit / earnings / cashflow or any other multiple, the Buyer agrees that when calculating the loss suffered by the Buyer in respect of any claim it may have against a Seller, no such multiple or similar valuation methodology shall be used.

No double recovery

10.11	The Buyer shall not be entitled to recover from the Sellers more than once for the same damage suffered.

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Corresponding benefits

10.12	In calculating the amount of any Seller Claim (other than any Warranty Claim), there shall be deducted the amount of any present or future advantages or benefits accruing to, or for the benefit of, the Buyer’s Group or the Target Group including any amount equal to any actual Tax benefit (including a Tax reduction or the creation or the increase of carried back or forward Tax losses) obtained or obtainable by any member of the Buyer’s Group or the Target Group, attributable to the fact, event or matter giving rise to such a Seller Claim.

Recovery from third parties

10.13	The Sellers shall not be liable for any Seller Claims (other than Warranty Claims) to the extent that the matter giving rise to the Seller Claim has been (or is capable of being) made good or is (or is capable of being) otherwise compensated for without loss to the Buyer.

10.14	If the Buyer is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Seller Claim (other than a Warranty Claims, the Buyer will use all reasonable endeavours to enforce such recovery or seek such reimbursement from such third party and shall do so before making a Seller Claim against a Seller.

10.15	If a Seller has paid an amount in discharge of any Seller Claim (other than a Warranty Claim), and the Buyer recovers (or is capable of recovering) from a third party a sum that indemnifies or compensates the Buyer (in whole or in part) for the losses which are the subject matter of such Seller Claim (which is not a Warranty Claims), the Buyer shall pay to that Seller as soon as practicable after receipt of such sum an amount equal to:

(a)	the sum recovered from the third party less any reasonable costs and expenses properly incurred in obtaining such recovery and less any Tax payable by such member of the Buyer’s Group in respect of the sum recovered after taking account of any Tax relief recovered in respect of the matter giving rise to the Seller Claim (which is not a Warranty Claim); or

(b)	if less, the amount previously paid by the relevant Seller to the Buyer.

Insurance

10.16	No Seller shall be liable in respect of any Seller Claim to the extent that the matters in respect of which such claim is made are covered under a policy of insurance (including, without limitation, the W&I Policy) held by a member of the Buyer’s Group or would have been covered had the Buyer maintained in force the policies of insurance maintained by the Target Group immediately prior to Closing; provided that the liability of a Seller shall only be excluded by an amount equal to the sum recovered by the relevant member of the Buyer’s Group under said policy, less (i) any Tax payable by such member of the Buyer’s Group in respect of the sum recovered after taking account of any Tax relief actually recovered in respect of the matter giving rise to the claim and (ii) reasonable costs and expenses properly incurred by such member of the Buyer’s Group in making such recovery.

Management Presentation

10.17	The Buyer acknowledges that the management presentation dated December 2020 and prepared by the Itiviti AB relating to the Business was provided to it on the basis that no Seller nor any of their advisers make any representation or warranty as to the accuracy or completeness of such information or accept any duty of care to the Buyer in respect of the provision of such information.

No right of rescission

10.18	The Buyer is not entitled to rescind this Agreement or treat this Agreement as terminated by reason of any breach of this Agreement or circumstances giving rise to any Seller Claim or Leakage Claim, and the Buyer hereby waives any and all rights of rescission it may have in respect of any such matter (other than any such rights arising from the fraud of a Seller).

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Investigation by Seller Representatives

10.19	In connection with any fact, matter, event or circumstance that may give rise to a Seller Claim (other than a Warranty Claim), the Buyer shall ensure that the Buyer and each relevant member of the Buyer’s Group:

(a)	shall allow the relevant Seller and its advisers to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and

(b)	shall disclose to the relevant Seller all material of which each relevant member of the Buyer’s Group is aware which relates to the claim and shall, subject to their being paid all reasonable costs and expenses, provide all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the relevant Seller may request, subject to the relevant Seller agreeing in such form as the Buyer may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question and provided that no member of the Buyer’s Group shall be under any obligation to disclose any information or documentation that is privileged in respect of a claim that it has against the relevant Seller or any member of the relevant Seller’s Group, subject always to confidentiality and the preservation of privilege.

Conduct of Third Party Claims

10.20	If any fact, matter, event or circumstance that may give rise to a Seller Claim (other than a Warranty Claim) arises following the Closing Date as a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

(a)	the Buyer shall ensure that no admissions in relation to the Third Party Claim shall be made by or on behalf of any member of the Buyer’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the relevant Seller (not to be unreasonably withheld or delayed);

(b)	the relevant Seller shall be entitled at its own cost and expense and in its absolute discretion, subject to providing the Buyer with a reasonable indemnity, by notice in writing to the Buyer to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the member of the Buyer’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals provided that the Buyer, acting reasonably and in good faith, determines that the taking of such conduct would be contrary to its legitimate commercial interests; and

(c)	the Buyer shall procure that each relevant member of the Buyer’s Group shall give, subject to it being paid its reasonable costs and expenses and to confidentiality and privilege, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, to the extent the same are not privileged with respect to any claim against the relevant Seller as the relevant Seller may reasonably request, including instructing such legal, financial, accounting, tax or other advisers as the relevant Seller may nominate to act on behalf of the relevant member of the Buyer’s Group but in accordance with the relevant Seller’s instructions; provided that the relevant Seller shall exercise its rights hereunder to mitigate, as far as reasonably practicable, any disruption to the business of the relevant member(s) of the Buyer’s Group.

10.21	If, due to the operation of any applicable Law, the relevant Seller cannot exercise its rights or the Buyer cannot fulfil its obligations as provided in Clause 10.20, the Buyer shall procure that each relevant member of the Buyer’s Group shall co-operate with the relevant Seller and shall use its reasonable efforts to achieve the same result as if Clause 10.20 had been able to be fully implemented.

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10.22	If the relevant Seller does not give notice pursuant to Clause 10.20(b) of its intention to assume conduct of the Third Party Claim, the Buyer’s Group shall be entitled to have conduct of the Third Party Claim and any related proceedings, negotiations or appeals provided that the Buyer shall enter into and thereafter maintain regular consultation with the relevant Seller and shall keep the relevant Seller fully informed concerning the conduct of the Third Party Claim.

Fraud

10.23	None of the limitations contained in this Clause 10 shall apply to any claim against a Seller that arises or is increased, or is delayed, as a result of, fraud on the part of that Seller.

11	Tax information

Tax Information

11.1	Each Seller undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by the Buyer in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding a Target Group Company that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Closing.

11.2	The Buyer undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by a Seller in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding that Seller or a member of that Seller’s Group that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Closing.

11.3	To enable compliance with the Buyer’s obligations under Clause 11.2, the Buyer shall:

(a)	properly retain and maintain all relevant records, reports, returns, declarations, notices, forms or similar statements or documents filed, maintained or submitted or required to be filed, submitted or maintained with respect to any Taxation until the earlier of seven years after Closing and such time as the relevant Seller agrees that such retention and maintenance is no longer necessary; and

(b)	upon being given reasonable notice by a Seller, and subject to such Seller giving any confidentiality undertaking reasonably required by the Buyer, allow that Seller and its officers, employees, agents, auditors and representatives, at that Seller’s cost, to:

(i)	inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and

(ii)	have reasonable access within five Business Days to any employee, officer, adviser or premises of the Buyer and/or a Target Group Company during Normal Business Hours.

12	Undertakings

Insurance

12.1	Prior to Closing, the Institutional Seller shall cause the relevant Target Group Companies to arrange for, and maintain in effect, an irrevocable directors’ and officers’ liability insurance policy (the “D&O Policy”) for claims against the current or former managers and officers of the Target Group Companies that provides coverage for an aggregate of six (6) years following Closing in such form as approved by the Individual MIP Sellers’ Representative. The terms of the D&O Policy shall be determined by the Institutional Seller and approved by the Individual MIP Sellers’ Representative and shall be materially consistent with the terms of any directors’ and officers’ liability insurance policy in place as at the date of this Agreement and neither the Buyer nor any member of the Buyer’s Group shall cancel, or permit any member of the Buyer’s Group to cancel, or amend on materially less favourable terms, the D&O Policy during such six (6) year period.

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Outside Directorship

12.2	The Buyer acknowledges and irrevocably agrees that, following Closing, [***] shall continue to be permitted to be [***] and the Buyer shall procure that any relevant Target Group Company shall sign any documentation (including any waiver of employment agreement restrictions) necessary or desirable to give effect to this Clause 12.2, provided that [***] shall:

(a)	always comply with any and all contractual and other obligations of confidence (in this Agreement or otherwise);

(b)	not put herself in a position, act, approve or otherwise be involved in a decision which may or would place her in a position of conflict of interest with the Target Group; and

(c)	comply with and continue to be bound by all provisions of this Agreement, any Transaction Document and her service agreement with the Target Group (which shall not be waived or relaxed without the prior written consent of the Buyer) except as set out in this Clause 12.2.

13	Announcements and confidentiality

Announcements

13.1	The Buyer shall make the Buyer’s Announcement and the Institutional Seller shall make the Institutional Seller’s Announcement on the date of this Agreement.

13.2	The Buyer's Guarantor shall be permitted to submit, file or make available a copy of this Agreement and any other documents that may be required by any legal or regulatory obligations or the rules of any competent listing or regulatory authority, subject to any applicable law, regulations or the rules of any regulatory authority the Buyer's Guarantor shall in good faith consult with the Institutional Seller regarding any concerns relating to sensitivities.

13.3	Subject to Clauses 13.1, 13.2 and 13.6, no Party shall, directly or indirectly, and each Party shall procure that each member of its applicable group and its and their respective representatives shall not, make or issue any announcement, circular or other public statement in connection with the existence or the subject matter of this Agreement or any other Transaction Document, or cause any such announcement to be made or issued, without the prior written consent of:

(a)	in the case of an announcement by a Seller or any member of a Seller’s Group, the Buyer; and

(b)	in the case of an announcement by the Buyer or any member of the Buyer’s Group, the Institutional Seller.

Confidentiality

13.4	The Confidentiality Agreement shall terminate on Closing (without prejudice to any rights, liabilities or obligations that have accrued prior to such termination).

13.5	Subject to Clause 13.6, from Closing, each Party shall, and shall cause the members of its group and its and their respective representatives to, treat as strictly confidential and shall not disclose or use any Confidential Information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to:

(a)	the provisions of this Agreement or any Transaction Document;

(b)	the negotiations relating to this Agreement and all other Transaction Documents; or

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(c)	the Target Group, any other Party or its connected persons (provided that the Buyer shall not be bound by such obligations of confidentiality in respect of the Target Group after Closing).

13.6	Notwithstanding Clause 13.5:

(a)	from the date of this Agreement, a Party or its applicable group members may disclose or use Confidential Information if and to the extent that:

(i)	such disclosure or use is required by applicable Governmental Authorities or the rules of any recognised stock exchange on which the securities of any Party are traded;

(ii)	such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document; or

(iii)	disclosure is made to any:

(A)	rating agency (subject to customary confidentiality undertakings of such rating agency); or

(B)	professional advisers, auditors, bankers, investors or Financing Sources of a Party on a need-to-know basis, provided that the recipient has undertaken to comply with this Clause 13 in respect of such information as if it were a Party and that such Party shall remain responsible for the breach of the obligations contained in this Clause 13 by any such person;

(iv)	in the case of a Seller, the Buyer has given its prior written consent or, in the case of the Buyer, the Institutional Seller has given its prior written consent; and

(b)	from Closing, a Party or its applicable group members may disclose or use Confidential Information if and to the extent that:

(i)	such disclosure or use is required to vest the full benefit of this Agreement or any other Transaction Document in any Party;

(ii)	the disclosure is made by the Institutional Seller or the Buyer to a member of the Institutional Seller’s Group or the Buyer's Group (as relevant) or investors in funds managed or advised by members of the Institutional Seller’s Group subject to the recipient keeping such information confidential;

(iii)	the disclosure is made on a confidential basis to potential purchasers of all or part of a Seller’s Group (including liquidators and corporate service providers) or to their professional advisers provided that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase, subject to the recipient keeping such information confidential;

(iv)	the information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement); or

(v)	in the case of a Seller, the Buyer has given its prior written consent or, in the case of the Buyer, the Institutional Seller has given its prior written consent.

13.7	Before any information is disclosed pursuant to Clause 13.6(a)(i) or 13.6(a)(ii), the Party concerned shall (unless prohibited by Law) promptly notify the other Parties to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to providing such other Parties with the opportunity to contest, limit or agree the timing and content of such disclosure.

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14	Guarantee

14.1	The Buyer’s Guarantor unconditionally and irrevocably guarantees to each Seller (the “Guarantee Beneficiaries”) the due and punctual performance and observance by the Buyer of all its respective obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (including, for the avoidance of doubt, any obligation to make or procure payment) (the “Buyer’s Guaranteed Obligations”) to the extent of any limit on their liability under this Agreement.

14.2	If and whenever the Buyer defaults for any reason whatsoever in the performance of any of the Buyer’s Guaranteed Obligations, the Buyer’s Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Buyer’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed so that the same benefits shall be conferred on the relevant Guarantee Beneficiary as such person would have received if the Buyer’s Guaranteed Obligations had been duly performed and satisfied by the Buyer.

14.3	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Buyer’s Guaranteed Obligations have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which a Seller or any member of a Seller’s Group may now or hereafter have or hold for the performance and observance of the Buyer’s Guaranteed Obligations.

14.4	As a separate and independent obligation, the Buyer’s Guarantor agrees that any of the Buyer’s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity on or of any such members or any other fact, matter, event or circumstance (other than any limitation imposed by this Agreement or any other Transaction Document) shall nevertheless be enforceable against and recoverable from the Buyer’s Guarantor as though the same had been incurred by the Buyer’s Guarantor and the Buyer’s Guarantor were the sole and principal obligor in respect thereof and shall be performed or paid by the Buyer’s Guarantor on demand.

14.5	The liability of the Buyer’s Guarantor under this Clause 14:

(a)	shall not be released or diminished by any variation, amendment or waiver of the Buyer’s Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Buyer’s Guaranteed Obligations or any granting of time for such performance;

(b)	shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor; and

(c)	shall not be affected or impaired by reason of the winding up, insolvency, dissolution, administration, reorganisation or other similar proceedings of the Buyer or any other person or any change in its status, function, control or ownership.

14.6	None of the Guarantee Beneficiaries shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of by this Clause 14 or by Law:

(a)	to make any demand of the Buyer;

(b)	to take any action or obtain judgment in any court against the Buyer;

(c)	to make or file any claim or proof in a winding up or dissolution of the Buyer; or

(d)	to enforce or seek to enforce any security taken in respect of any of the obligations of the Buyer in respect of the Buyer’s Guaranteed Obligations.

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15	Protection of the interests of the Buyer

15.1	Each of the [***] acknowledge that the Buyer is buying the Shares in accordance with the terms of this Agreement and that the Buyer is therefore entitled to protect the goodwill of each Target Group Company. Accordingly, each of the [***] severally agrees, for the benefit of the Buyer that it shall not, directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant or agent or in any other capacity:

[***]

15.2	Nothing in Clause 15.1 shall prohibit any of the [***] from:

[***]

15.3	The restrictions in this Clause 15 are considered by the parties to be reasonable in all the circumstances and, without prejudice to any other remedy which may be available to the Buyer, the parties agree that the Buyer shall be entitled to seek injunctive or other equitable relief it being acknowledged that an award of damages might not be an adequate remedy in all circumstances.

15.4	Each of the obligations in this Clause 15 is separate and severable and shall be construed and be enforceable independently of the others, and is assumed without prejudice to any other obligation of any Seller implied at Law or in equity.

16	Notices

Service of notices

16.1	Any notice, request or other communication to be given under this Agreement must be in English and in writing, and may be served by hand, by post or airmail (pre-paid and signed for in each case) or, where applicable, e-mail to the address or e-mail address (as applicable) given below, or to such other address or e-mail address as may have been notified by any Party to the other Parties for this purpose (which shall supersede the previous address or e-mail address (as applicable) from the date on which notice of the new address or e-mail address is deemed to be served under this Clause 15).

Any Seller:
For the attention of:	Cidron Delfi S.à r.l, C/o Els Alwyn
Address:	8 Rue Lou Hemmer, L-1748, Findel, Luxembourg, Grand Duchy of Luxembourg
Copy (which shall not constitute notice) to:
E-mail:	Els Alwyn: els@nordiccapital.lu cc: Henrik Johansson: henrik.johansson@nordiccapital.com, Ross Allardice: ross.allardice@dechert.com

Buyer:
For the attention of:	Broadridge Financial Solutions, Inc. C/o General Counsel
Address:	5 Dakota Drive, Suite 300, Lake Success, NY 11042

E-mail:	legalnotices@broadridge.com
Copy (which shall not constitute notice) to:	Julian Ciecierski-Burns: julian.ciecierski-burns@squirepb.com Paul Lewis: paul.lewis@squirepb.com

Buyer’s Guarantor:
For the attention of:	Broadridge Financial Solutions, Inc. General Counsel
Address:	5 Dakota Drive, Suite 300, Lake Success, NY 11042

E-mail:	legalnotices@broadridge.com
Copy (which shall not constitute notice) to:	Julian Ciecierski-Burns: julian.ciecierski-burns@squirepb.com Paul Lewis: paul.lewis@squirepb.com

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16.2	Any notice, request or other communication served in accordance with Clause 16.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent by post, at 9.30 am on the third (3rd) day after (and excluding) the date of posting; or

(c)	if sent by e-mail, at the time of transmission by the sender, as long as a copy is dispatched on the same day by hand or post to the recipient (unless the recipient of such e-mail waives or has waived in writing the need for such separate dispatch), provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

16.3	For the purposes of Clause 16.2, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on any Party by e-mail, the place of receipt shall be deemed to be the address specified for service on that Party by post.

16.4	In proving receipt of any notice, request or other communication served in accordance with Clause 16.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter or that the e-mail was sent to the correct address and a “read receipt” was received.

16.5	Rejection or other refusal to accept any notice, request or other communication, or the inability to deliver any such request, notice or other communication due to a change in address for which no notice was properly given, shall be deemed to be delivered as of the date of such rejection, refusal or inability to deliver.

16.6	This Clause 15 shall not apply to the service of any proceedings or other documents in any legal action.

17	General

Further assurances

17.1	On request by any Party, each Party shall, as soon as reasonably practicable, at the Requesting Party's cost, and insofar as such Party is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it, strictly provided that this Clause 17.1 shall not impose any materially more onerous, restrictive or costly burden, obligation, liability or requirement on the Buyer, and this Clause 17.1 shall always be subject to all other remaining provisions of this Agreement regarding the obligations of the Buyer and its required standard of conduct, and in particular (without limitation) this Clause 17.1 is subject to Clause 4.

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17.2	Each Party agrees that it will promptly provide all information requested in writing by any other Party reasonably required to enable the other Parties to comply with their respective obligations under the Proceeds of Crime Act 2002, the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the US Foreign Corrupt Practices Act 1977 or the USA Patriot Act 2001 (or analogous legislation in any applicable jurisdiction whether such obligations apply prior to Closing or thereafter).

Termination

17.3	If this Agreement is validly terminated pursuant to Clauses 4.9, 4.10 or 7.3 the Parties shall have no further obligations under this Agreement, any other Transaction Document or otherwise in connection with, or arising from, the Transaction, provided that:

(a)	the Surviving Provisions shall survive termination in accordance with their terms and conditions; and

(b)	(for the avoidance of doubt) termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to, or contemporaneously with, termination, that survive termination.

Save for the termination provisions set out in Clauses 4.9, 4.10, and 7.3(c), no Party is entitled to terminate this Agreement.

Costs

17.4	Unless expressly provided otherwise in this Agreement (including, without limitation, pursuant to Clauses 4.2, 4.9, 4.10, 5.4(e), 7.3(c)) and Schedule 4, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents, but this Clause 17.4 shall not prejudice any Party’s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with any Transaction Document.

17.5	Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes arising in connection with the transactions contemplated under this Agreement shall be borne by the Buyer. The Buyer shall file, or shall cause to be filed, to the extent permitted by applicable Law, all Tax Returns as may be required to comply with the provisions of such Law relating to Transfer Taxes and shall within thirty (30) days following the expiration of the applicable deadline provide evidence satisfactory to the Institutional Seller that such Tax Returns and filings with respect to Transfer Taxes have been duly and timely filed and the relevant Transfer Taxes duly and timely paid. The Sellers shall reasonably cooperate with the Buyer in connection with all such filings. For the avoidance of doubt, the Consideration is exclusive of Transfer Taxes.

Assignment

17.6	No Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of the other Parties, provided that:

(a)	this Agreement and the benefits arising under it may be assigned in whole or in the part by a Seller to any member of such Seller’s Group (provided that if such assignee ceases to be a member of such Seller’s Group, this Agreement and the benefits arising under it shall automatically transfer back to such Seller immediately prior to such cessation);

(b)	this Agreement and the benefits arising under it may be assigned in whole or in part by the Buyer to any member of the Buyer’s Group to whom the Buyer transfers any of the Shares (provided that if such assignee ceases to be a member of the Buyer’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Buyer immediately prior to such cessation); and

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(c)	this Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Buyer to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities entered into for the purposes of the transactions contemplated by this Agreement and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Agreement or to any person entitled to enforce any such security.

17.7	In the case of an assignment pursuant to Clause 17.6 above, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party.

17.8	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 17.6 shall be ineffective.

Variation

17.9	No amendment, supplement or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

Rights of third parties

17.10	Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

Entire agreement

17.11	The Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in Law that may be excluded by contract. They supersede and extinguish any and all prior or contemporaneous discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements whatsoever relating to the Transaction.

17.12	Each Party agrees and acknowledges that:

(a)	it is entering into the Transaction Documents in reliance solely on the statements made or incorporated in them;

(b)	it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (“Pre-Contractual Statement”);

(c)	it is not entering into this Agreement in consequence of or in reliance on any unlawful communication as defined in section 30(1) of the Financial Services and Markets Act 2000 made by any other Party or any Party’s professional advisers;

(d)	except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

(e)	the other Parties are entering into this Agreement in reliance on the acknowledgements given in this Clause 17.12.

17.13	No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise subject to Clause 10.23.

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17.14	It is agreed that the only liability of any Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract.

17.15	This entire agreement Clause does not limit or exclude any liability for fraud.

Inconsistency

17.16	If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail.

Remedies

17.17	Save as expressly provided in this Agreement and other than specific performance and other injunctive relief, all rights and remedies provided to a Party at Law or in equity are excluded.

Waiver

17.18	Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at Law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

17.19	Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

17.20	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

17.21	Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy and any waiver of any right or remedy against one Party shall not constitute a waiver in respect of all relevant Parties.

Severance

17.22	If any provision of this Agreement is held to be invalid or unenforceable by any Governmental Authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

17.23	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

Counterparts and duplicates

17.24	This Agreement may be executed in any number of counterparts, but shall not be effective until each Party has signed at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Agreement is executed in duplicate, each duplicate constitutes an original.

Individual MIP Sellers’ Representative

17.25	Each of the Individual MIP Sellers designates Robert Mackay to serve as its representative (the “Individual MIP Sellers’ Representative”) and to act on its behalf with respect to notices, consents or approvals or requests, elections or proposals required to be given or accepted by the Individual MIP Sellers acting together and otherwise with respect to the actions or decisions expressly identified in this Agreement to be performed or made by the Individual MIP Sellers’ Representative.

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17.26	Each of the Individual MIP Sellers irrevocably appoints the Individual MIP Sellers’ Representative as its agent, proxy and attorney and gives the Individual MIP Sellers’ Representative full power and authority on such Individual MIP Seller’s behalf to do all acts and to execute and deliver and receive all such documents or deeds as may be required to resolve or address all matters as are expressly contemplated by the Transaction Documents.

17.27	Any action taken or document executed by the Individual MIP Sellers’ Representative on behalf of a Individual MIP Seller in connection with this Agreement shall be deemed to have been made on behalf of such Individual MIP Seller and the Buyer shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by a Individual MIP Sellers’ Representative. Service of any notice or other communication on a Individual MIP Sellers’ Representative shall be deemed to constitute valid service thereof on all the Individual MIP Sellers to rely upon such action or document as being binding on such Individual MIP Seller without further enquiry.

17.28	The Individual MIP Sellers’ Representative may resign and be discharged from its duties and obligations under this Agreement by giving notice and specifying a date (which date shall be the later of the date specified in the notice and five (5) Business Days after deemed receipt) on which such resignation shall take effect or be removed by the Sellers provided, however, that until a successor Individual MIP Sellers’ Representative shall have been appointed, the Individual MIP Sellers’ Representative shall continue to perform its duties and obligations under this Agreement.

Governing Law

17.29	This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with the Law of England and Wales.

Jurisdiction

17.30	The courts of England shall have exclusive jurisdiction to settle any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it.

Agent for service of process

17.31	At the date of this Agreement, the Buyer’s Guarantor has appointed Broadridge Financial Solutions Limited of 193 Marsh Wall, Isle of Dogs, London E14 9SG as its Process Agent. If such person ceases to be able to act as process agent or no longer has an address in England, the Buyer’s Guarantor shall immediately appoint a replacement Process Agent and deliver to the Institutional Seller a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.

This share purchase agreement is executed on the date written at the beginning of this Agreement.

[Signature pages overleaf]

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CIDRON DELFI S.À R.L.

/s/Wilhelmina Steennis	/s/ Ganash Lokanathen
Wilhelmina Steennis	Ganash Lokanathen

Manager	Manager

for and on behalf of
Cidron Delfi S.à r.l.

ITIVITI INVEST V AB
/s/ Fredrik Näslund

Fredrik Näslund

for and on behalf of
Itiviti Invest V AB

ITIVITI INTRESSENTER AB

/s/ Fredrik Näslund	/s/ Emil Anderson
Emil Anderson
Fredrik Näslund

for and on behalf of
Itiviti Intressenter AB

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BROADRIDGE SWEDEN HOLDINGS AB

/s/ Adam D. Amsterdam
Authorised Signatory

for and on behalf of
Broadridge Sweden Holdings AB

BROADRIDGE FINANCIAL SOLUTIONS, INC.

/s/ Adam D. Amsterdam
Adam D. Amsterdam – General Counsel

for and on behalf of
Broadridge Financial Solutions, Inc.

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THE INDIVIDUAL MIP SELLERS

Signed by Aleksey Dukhnyakov by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Alexander Juhasz by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Anil Shah by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Antoine Moreau by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Antoine Pieter van Tiggelen by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Brian Driscoll by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Darren Toy by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

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Signed by Edouard Ryst by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Elanor Hardwick by her attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Fabrice Astrologi by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Gavin Welsh by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Guillaume Barbaud by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Henric Thelin by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Ismael Sami by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Jerome Petit by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Johan Feinberg by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Jonas Hansbo by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

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Signed by Josh Monroe by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Jürgen Ingels by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Karoline Raets by her attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Khuhsru Dadachanji by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Laurent Charbonnier by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Lee Griggs by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Linda Middleditch by her attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Mark Lavery by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Nirav Shah by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

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Signed by Ofir Gefen by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Per E Larsson by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Robert Mackay by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Ronny Wester by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Shelley Magee by her attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Tom Williams by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Tony Falck by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

Signed by Troels Philip Jensen by his attorney under a power of attorney	/s/ Wilhelmina Steennis
Attorney Name of attorney: Wilhelmina Steennis

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SCHEDULE 2

Conduct of business prior to Closing

Without prejudice to the generality of Clause 5.1:

1.	the Institutional Seller shall exercise its voting rights or other controls or consent rights in order to procure that, between the time of entry into this Agreement and Closing, no Target Group Company does any of the following things without the prior consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), provided that where the Buyer has failed to respond for a period of seven Business Days following a request for consent from the Institutional Seller, such consent shall be deemed to have been given:

(a)	make any substantial change in the nature or organisation of its business outside of the approved strategic annual operating plan relating to the Business;

(b)	discontinue or cease to operate all or a material part of its business;

(c)	assign, licence, charge or otherwise dispose of any assets other than in the ordinary course of business;

(d)	incur any additional borrowings (other than by bank overdraft or similar facility in the ordinary course of business and within the limits subsisting at the date of this Agreement) or incur any other indebtedness, in each case in excess of EUR 1,000,000;

(e)	acquire or purchase any company or business other than in connection with the Pre-Closing Reorganisation;

(f)	incur any capital expenditure on any individual item which exceeds EUR 1,000,000;

(g)	create any Encumbrance (other than a Permitted Encumbrance) over any of its assets or undertaking;

(h)	terminate any Material Contract or make any material amendment to or waive any material right under any Material Contract;

(i)	entering into any contract or commitment with an annual expenditure or value in excess of EUR 1,000,000;

(j)	abandon, lapse or allow the registration of any material Registered Intellectual Property Rights to lapse;

(k)	waive, release, assign, initiate, pay, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration, or proceeding exclusively related to the Target Group which has a value, in each case, in excess of EUR 1,000,000; or

(l)	pass any resolution of the members of the company, whether in general meeting or otherwise or enter into any agreement to the like effect, or amend its articles of association or other constitutional document, or pass any resolution that is inconsistent with their provisions;

(m)	employ or engage (or offer to employ or engage) any person with an annual salary (excluding any benefits) in excess of EUR 150,000 or dismiss, give notice of dismissal to, remove, re-deploy or make redundant any employee of the same seniority other than a dismissal for reason of gross misconduct;

(n)	create, allot or issue any share capital or loan capital, or agree to do so;

(o)	create, issue, redeem or grant any option or right to subscribe for any share capital or loan capital or agree to do so;

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(p)	do, allow or procure any act or omission which would constitute or give rise to a material breach of any Warranty at any time before Closing by reference to the facts and circumstances from time to time then existing;

(q)	save for Permitted Leakage pay any management charge or service charge or consultancy fee or other fee to any of the Sellers or agree to do so;

(r)	amend, terminate or enter into or agree to amend, terminate or enter into any agreement or arrangement between any member of the Target Group on the one hand and any of the Sellers and/or all or their connected persons and/or any director, officer, employee or consultant of any member of the Target Group on the other hand;

(s)	repay, redeem, reduce or repurchase any share capital or save for the Pre-Closing Reorganisation enter into any reconstruction, merger or amalgamation;

(t)	declare, make or pay any dividend or other distribution to shareholders;

(u)	change its accounting reference date;

(v)	change its residence for Tax purposes; or

(w)	agree or commit to do any of the foregoing.

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